UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒    Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Enova International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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175 West Jackson Blvd.

Chicago, Illinois 60604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 19, 2017

The 2017 Annual Meeting of Stockholders (Annual Meeting) of Enova International, Inc. (we, us, our or the Company) will be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 22nd floor, on Friday, May 19, 2017 at 9:30 a.m., Central Time, to vote on the following matters:

Proposal 1:	the election of nine members of our Board of Directors for a one-year term to expire at the 2018 Annual Meeting of Stockholders;
Proposal 2:	a non-binding proposal to approve the compensation paid to the Company’s named executive officers;
Proposal 3:	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2017 fiscal year;

and to transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our Board of Directors has fixed the close of business on March 24, 2017 as the record date for determining holders of record (Stockholders) of our common stock, par value $0.00001 per share (Common Stock), entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, we are mailing a notice to our Stockholders instead of a printed copy of the proxy statement and our 2016 annual report to stockholders. The notice provides instructions on how to access those materials on the Internet and how to obtain printed copies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all Stockholders are encouraged to attend the Annual Meeting and vote in person or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

David Fisher

Chief Executive Officer

Chicago, Illinois

April 7, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2017

The Company’s proxy statement for the Annual Meeting and its annual report to stockholders for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

ENOVA INTERNATIONAL, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

175 West Jackson Blvd.

Chicago, Illinois 60604

PROXY STATEMENT

FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2017 Annual Meeting of Stockholders (Annual Meeting), to be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 22nd floor, at 9:30 a.m., Central Time, on Friday, May 19, 2017, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our telephone number is (312) 568-4200, and our mailing address is 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. Our website address is www.enova.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our, the Company or Enova refer to Enova International, Inc. and, unless the context requires otherwise, its subsidiaries.

On or before April 7, 2017, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to the record holders of our Common Stock.

The Company’s annual report to stockholders (Annual Report) for the fiscal year ended December 31, 2016, which includes the Company’s fiscal 2016 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Questions and Answers

Why did I receive these materials?

These materials are being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a Stockholder, you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	this proxy statement; and
•	our Annual Report.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are making this proxy statement and our Annual Report available to Stockholders electronically on the Internet. On or before April 7, 2017, we began mailing the Notice to Stockholders of record as of the record date. Holders of our Common Stock will be able to access the proxy materials on the Internet at www.proxyvote.com or request printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy are found in the Notice. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1.800.884.4225 or at www.computershare.com/contactus.

What am I voting on?

Our Board is soliciting your vote for:

Proposal 1: the election of nine members of our Board named in this proxy statement for a one-year term to expire at the 2018 Annual Meeting of Stockholders;

Proposal 2: a non-binding proposal to approve the compensation paid to the Company’s named executive officers as disclosed in this proxy statement;

Proposal 3: ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2017 fiscal year.

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of the nine directors for a one-year term to expire at the 2018 Annual Meeting of Stockholders (Proposal 1);
•	FOR the approval, on a non-binding basis, of the compensation of our named executive officers (Proposal 2); and
•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2017 fiscal year (Proposal 3).

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to view the proxy materials for the Annual Meeting on the Internet. The website on which you can view our proxy materials will also allow you to elect to receive future proxy materials electronically by email, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on March 24, 2017 (record date) will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How many votes do I have?

On the record date, there were 33,488,159 shares of Common Stock (exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock held as of the record date.

We refer to the total number of votes represented by our outstanding Common Stock as our total voting power. As of the record date, our Stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Common Stock as a holder of record and as a beneficial owner?

•

Common Stock of Record. If your Common Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record of those shares of Common Stock, and we sent the Notice directly to you.

•

Beneficial Owner of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the Notice was sent either directly to you or was forwarded to you by your nominee. The nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

A majority of our voting power outstanding on the record date must be present in person or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Your Common Stock will be counted for purposes of determining the presence of a quorum (whether representing votes for, against, withheld or abstained, or broker non-votes) if you:

•	are present and vote in person at the Annual Meeting; or
•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a Stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
•	On the Internet. You may vote by proxy on the Internet by following the instructions in the Notice.

•	By telephone. You may vote by proxy on the telephone by following the instructions in the Notice or by calling the toll-free number on the proxy card.
•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m., Eastern Time, on May 18, 2017 to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•

In person. If you are a beneficial owner of Common Stock held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Common Stock. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.
•	By telephone. If you requested printed copies of the proxy materials by mail, you may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.
•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 11:59 p.m., Eastern Time, on May 18, 2017 to be counted.

What happens if I do not give specific voting instructions?

•

Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Common Stock in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

•

Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Common Stock on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Common Stock by carefully following the instructions provided in the Notice or voting instruction form.

Which proposals are considered routine or non-routine?

Proposal 3 (ratification of the appointment of PricewaterhouseCoopers LLP) is a proposal we believe is routine.

Proposal 1 (election of directors) and Proposal 2 (non-binding advisory vote to approve named executive officer compensation) are proposals we believe are non-routine.

What happens if other business is transacted at the Annual Meeting?

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1	Election of nine directors for a one-year term to expire at the 2018 Annual Meeting of Stockholders

In an uncontested election, each director must be elected by an affirmative majority of the votes cast. This means the number of votes cast by Stockholders FOR the director must exceed the number of votes cast as WITHHOLD for the director. In a contested election, each director must be elected by a plurality of the votes cast. This means the nine nominees who receive the greatest number of FOR votes will be elected. Abstentions and broker non-votes have no effect on the vote for this proposal.

Proposal 2	Advisory vote on named executive officer compensation

This proposal must be approved by the affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote on the matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted FOR the proposal for it to be approved. Abstentions will have the same effect as a vote AGAINST this proposal, and broker non-votes will have no effect on the vote for this proposal.

Proposal 3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2017 fiscal year

This proposal must be approved by the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted FOR the proposal for it to be approved. Abstentions will have the same effect as a vote AGAINST this proposal.

What happens if a director does not receive a majority of the votes cast?

If a director does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the Board after the certification of the election results. The Board then determines, in accordance with procedures established by the Board, or a committee designated by the Board, whether to accept or reject the resignation or take any other action within 90 days from the date of the certification of the election results. If such director’s resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting or until his or her successor is duly elected or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

What is the effect of the advisory vote?

As an advisory vote, Proposal 2 is not binding on our Board or Management Development and Compensation Committee (Compensation Committee) and the final decision on the matter covered by Proposal 2 remains with them. However, we value your opinion on this important issue. Our Compensation Committee appreciates support for its compensation philosophy and will consider the results of the advisory vote on Proposal 2 when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote in person. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person if you have the right to vote in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

How will my proxy be voted?

Common Stock represented by a properly executed proxy (in paper form, by internet or telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. David Fisher and Lisa M. Young are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your Common Stock at the Annual Meeting. All Common Stock represented by a properly executed proxy on which no choice is specified will be voted:

(1)	FOR the election of the nine directors named in this proxy statement for a one-year term to expire at the 2018 Annual Meeting of Stockholders;
(2)	FOR the approval, on a non-binding basis, of the compensation of our named executive officers;
(3)	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2017 fiscal year.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation and certification of votes; and
•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management or our Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a current report on Form 8-K or quarterly report on Form 10-Q filed with the SEC within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. We have retained Morrow Sodali, LLC to assist in soliciting proxies for a fee of $6,000, with an additional nominal cost to solicit certain holders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Do I have dissenters’ rights of appraisal?

The Delaware General Corporation Law does not provide dissenters’ rights of appraisal to the Stockholders in connection with any proposal described in this proxy statement.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please contact our Secretary, Lisa M. Young, at (312) 568-4200 or by mail at 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. In addition, information regarding the Annual Meeting is available via the internet at the website www.proxyvote.com.

Stockholder Proposals and Communications with our Board

Proposals

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), provides that we must receive stockholders’ proposals intended for presentation at the 2018 annual meeting of our stockholders (2018 Annual Meeting) by December 8, 2017 to be eligible for inclusion in the Company’s proxy statement for the 2018 Annual Meeting. For other business (other than director nominations) to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice relating to business proposed to be conducted at the 2018 Annual Meeting shall be delivered to or mailed and received at the principal executive offices of the Company not less than seventy (70) days nor more than one hundred (100) days prior to the first anniversary of the 2017 Annual Meeting. In the event that the date of the 2018 Annual Meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date then to be timely such notice must be received by the Company on or before the later of (i) seventy (70) days prior to the date of the meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the meeting was made.

Director Nominations

Stockholders who wish to nominate qualified candidates for election to our Board may notify our Secretary in accordance with our Bylaws at Enova International, Inc., 175 West Jackson Blvd., Chicago, Illinois 60604. Each Stockholder nomination must provide the information relating to the candidate that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Exchange Act (including such proposed candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and the information relating to the stockholder in accordance with the nomination notice provisions of our Bylaws.

To be timely, a stockholder’s notice relating to nominations to be made at the 2018 Annual Meeting shall be delivered to or mailed and received at the principal executive offices of the Company not less than seventy (70) days nor more than one hundred (100) days prior to the first anniversary of the 2017 Annual Meeting. In the event that the date of the 2018 Annual Meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date then to be timely such notice must be received by the Company on or before the later of (i) seventy (70) days prior to the date of the meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the meeting was made.

Communication with the Board

We encourage any Stockholder or any other interested party who desires to communicate with our Board about the holder’s views and concerns to do so by writing our Secretary at Enova International, Inc., 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. Our Secretary will ensure that the chair of the Nominating and Corporate Governance Committee receives your correspondence.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials may have been sent to multiple Stockholders in your household. To obtain a separate copy of the proxy materials, contact our Secretary, Lisa M. Young, at (312) 568-4200 or by mail at 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Common Stock, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at 1.800.542.1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our Common Stock to file with the SEC reports of their initial ownership and changes in their ownership of our Common Stock and other equity securities. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports, we believe that for the year ended December 31, 2016 all reports required to be made by our reporting persons were timely filed in accordance with the Exchange Act, except that Mr. Cunningham filed one late Form 4 reporting a grant of restricted stock.

Security Ownership of Certain Beneficial Owners and Management

Securities Owned by Officers and Directors

The following table sets forth information about the beneficial ownership of our outstanding Common Stock as of March 24, 2017 by our directors, our named executive officers (NEOs) whose compensation is disclosed in “Executive Compensation” of this proxy statement and all of our directors and executive officers as a group. The ownership percentage is based on the number of shares of our Common Stock issued and outstanding on March 24, 2017, which was 33,488,159.

All of the NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

Name	Amount and Nature of Beneficial Ownership (1)(2)		Percentage of Class (1)
David Fisher	410,556	(3)	1.2%
Steven Cunningham	—		*
Greg Zeeman	123,467	(4)	*
Kirk Chartier	68,537	(5)	*
Joseph DeCosmo	66,521	(6)	*
Robert S. Clifton (7)	7,276		*
Ellen Carnahan	22,598	(8)(9)	*
Daniel R. Feehan	322,884	(8)(10)	*
William M. Goodyear	27,423	(8)(11)	*
James A. Gray	151,089	(8)(12)	*
David C. Habiger	31,363	(8)	*
Gregg A. Kaplan	48,208	(8)(13)	*
Mark P. McGowan	28,986	(8)(14)	*
Mark A. Tebbe	48,423	(8)(15)	*
All directors and executive officers as a group (17 Persons) (16)	1,502,177		4.5%

*	Indicates less than 1% ownership.
(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)

The payout of certain amounts shown may be subject to delay pursuant to Section 409A (Section 409A) of the Internal Revenue Code of 1986, as amended (Code). Any such delay has not been considered for the purposes of this table.

(3)	Includes 315,417 shares subject to options exercisable within 60 days of March 24, 2017.
(4)	Includes 91,473 shares subject to options exercisable within 60 days of March 24, 2017.

(5)	Includes 54,463 shares subject to options exercisable within 60 days of March 24, 2017.
(6)	Includes 53,214 shares subject to options exercisable within 60 days of March 24, 2017.
(7)	Mr. Clifton left Enova on August 5, 2016.
(8)	Includes 13,986 unvested RSUs scheduled to vest within 60 days following March 24, 2017.
(9)	Includes 3,500 shares held in a revocable trust of which Ms. Carnahan is sole trustee.
(10)	Includes 51,814 shares held in an irrevocable trust of which Mr. Feehan is sole trustee.
(11)	Includes 4,000 shares held in a revocable trust of which Mr. Goodyear is sole trustee.
(12)

Includes 113,566 shares held in an irrevocable trust of which Mr. Gray is the sole trustee and sole beneficiary and 4,100 shares held in a revocable trust of which Mr. Gray is the sole trustee and sole beneficiary.

(13)	Includes 24,785 shares held in an irrevocable trust of which Mr. Kaplan is the sole trustee and sole beneficiary.
(14)

Represents shares held by SAF Capital Management LLC and certain affiliates (SAF Capital) as of March 24, 2017. Mr. McGowan, as the managing member of SAF Capital, may direct the vote and disposition of all shares held by SAF Capital and may be deemed the beneficial owner of such shares.

(15)

Includes 20,000 shares held in a revocable trust of which Mr. Tebbe is the sole trustee and 5,000 shares held by Techra Investments LLC (Techra Investments) as of March 24, 2017. Mr. Tebbe, as the managing member of Techra Investments, may direct the vote and disposition of all shares held by Techra Investments and may be deemed the beneficial owner of such shares.

(16)

Includes all of our current directors and all executive officers employed by us as of March 24, 2017. This amount includes 739,188 shares that directors and executive officers have the right to acquire within 60 days following March 24, 2017.

Securities Owned by Principal Stockholders

The following table sets forth information regarding the number and percentage of shares of Common Stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding Common Stock as of March 24, 2017. The information regarding beneficial ownership of Common Stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of our Common Stock issued and outstanding on March 24, 2017, which was 33,488,159.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Black Rock Inc.	4,082,586	(1)	12.2%
55 East 52nd Street New York, New York 10022
Empyrean Capital Partners, LP	2,099,256	(2)	6.3%
10250 Constellation Boulevard, Suite 2950 Los Angeles, California 90067
Prescott Group Capital Management, L.L.C.	1,909,457	(3)	5.7%
1924 South Utica, Suite #1120 Tulsa, Oklahoma 74101

(1)	According to a Schedule 13G/A filed with the SEC on January 9, 2019, BlackRock, Inc. has sole voting power with respect to 3,996,804 shares and has the sole right to dispose of 4,082,586 shares.
(2)

According to the Schedule 13G/A filed with the SEC on February 14, 2017, Empyrean Capital Overseas Master Fund, Ltd. (ECOMF) is the direct beneficial owner of 2,099,256 shares, and P EMP Ltd. (collectively with ECOMF, the Empyrean Clients) is the direct beneficial owner of 179,572 shares. Each of Empyrean Capital Partners, LP (ECP), as investment manager to the Empyrean Clients, and Mr. Amos Meron, who serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, may direct the vote and disposition of all 2,278,828 shares and may be deemed the beneficial owner of such shares.

(3)

According to the Schedule 13D filed with the SEC on March 16, 2016, Prescott Group Capital Management, L.L.C. is the direct beneficial owner of 1,909,457 shares. Each of Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P. and Phil Frohlich, as the managing member of Prescott Group Capital Management, L.L.C., may direct the vote and disposition of all 1,909,457 shares and may be deemed the beneficial owner of such shares.

PROPOSAL 1 PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by our Stockholders

At the Annual Meeting, our Stockholders will elect nine directors to hold office until the 2018 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Common Stock represented by proxies will be voted for the election of a substitute nominated by the Board.

Ellen Carnahan Director since May 19, 2015	61

Ms. Carnahan has over 25 years of experience as an institutional private equity investor. Ms. Carnahan is currently a Principal of Machrie Enterprises where she serves as an advisor to venture capital funds and invests in private companies and venture funds. She previously spent 18 years at William Blair Capital Management, where she served as Managing Director and Head of Technology Investing. Ms. Carnahan currently serves on the board of directors of Paylocity Holding Corporation since her appointment in November 2016. Ms. Carnahan has served on the boards of directors for more than a dozen companies, including, from 2003 to 2015, as a director for Integrys Energy Group, Inc., an energy holding company whose operating subsidiaries provided natural gas and electricity in regulated and nonregulated markets. Ms. Carnahan is an active member of Chicago’s corporate and entrepreneurship community. She is on the Advisory Board of the Illinois Growth and Innovation Fund and past chair of several community organizations.

We believe Ms. Carnahan’s qualifications to sit on our board of directors include, among other things, her experience in the finance industry, including her experience in technology companies, her leadership experience, and her experience as a director of other publicly-traded companies, which has given her a strong understanding of public company corporate governance and financial reporting and business controls.

Daniel R. Feehan Director since September 13, 2011	66

Mr. Feehan currently serves as the Chairman of the Board of FirstCash, Inc. Previously, Mr. Feehan served as a Director of Cash America International, Inc. and was Cash America’s Executive Chairman from November 1, 2015 until Cash America’s merger with First Cash Financial Services, Inc. (to create FirstCash, Inc.) on September 1, 2016. Prior to that, Mr. Feehan served as the Chief Executive Officer of Cash America from February 2000 to October 2015 and as President from February 2000 until May 2015. He served as Cash America’s President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of one of Cash America’s subsidiaries from February 1998 to February 1999 before returning to the position of President and Chief Operating Officer of Cash America. Mr. Feehan became a Cash America director in 1984 and joined Cash America full-time in 1988, serving initially as its Chief Financial Officer. Mr. Feehan currently serves as a director at AZZ Inc., where he has served since 2000, and he previously served as a director of RadioShack Corporation from 2003 until 2015 and as Chairman of the Board from 2011 until 2015. Mr. Feehan received a Bachelor of Business Administration degree in Accounting from Texas A&M University.

We believe Mr. Feehan’s qualifications to sit on our board of directors include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of Cash America, his knowledge of the consumer finance industry and its regulatory environment, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, which has given him a strong understanding of public company corporate governance.

David Fisher Director since February 11, 2013	47

Mr. Fisher has served as our President and Chief Executive Officer since March 29, 2013. Mr. Fisher has served as our Chief Executive Officer since January 29, 2013 when he joined Enova. Mr. Fisher has also served as our Director since February 11, 2013 and as Chairman of our Board since October 14, 2014. Prior to joining the Company, Mr. Fisher was Chief Executive Officer of optionsXpress Holdings, Inc. (optionsXpress) from October 2007 until The Charles Schwab Corporation acquired the business in September 2011. Following the acquisition, Mr. Fisher served as President of optionsXpress until March 2012. Mr. Fisher also served as the President of optionsXpress from March 2007 to October 2007 and as the Chief Financial Officer of optionsXpress from August 2004 to March 2007. Prior to joining optionsXpress, Mr. Fisher served as Chief Financial Officer of Potbelly Sandwich Works from February 2001 to July 2004, and before that in the roles of Chief Financial Officer and General Counsel for Prism Financial Corporation. In addition, Mr. Fisher has served on the Board of Directors of InnerWorkings, Inc., since November 2011 and has served on the Board of Directors of GrubHub, Inc. since May 2012. Mr. Fisher also served on the Boards of Directors of optionsXpress from October 2007 until September 2011 and CBOE Holdings, Inc. from January 2007 until October 2011. Mr. Fisher received a Bachelor of Science degree in Finance from the University of Illinois and a law degree from Northwestern University School of Law.

We believe Mr. Fisher’s qualifications to sit on our board of directors include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of the Company and of optionsXpress, his knowledge of the consumer finance industry and his experience in leading highly-regulated international companies gained through his tenure at the Company and at optionsXpress, his experience and background in finance, legal and compliance matters, and his experience as a director of multiple companies, which has given him a strong understanding of public company corporate governance.

William M. Goodyear Director since October 1, 2014	68

Mr. Goodyear currently serves as the Chair of our Audit Committee and as the lead independent director and Chair of the Audit Committee for Exterran Holdings, Inc., a natural gas compression products and services company, where he has served since April 2013. Mr. Goodyear served as Executive Chairman of the Board and as a director of Navigant Consulting, Inc., a specialized global consulting firm, from 2000 and 1999, respectively, until he retired from each position in April 2014 and May 2014, respectively. Mr. Goodyear served as Chief Executive Officer of Navigant from May 2000 through March 2012. Prior to 1999, Mr. Goodyear served as Chairman and Chief Executive Officer of Bank of America Illinois and was President of Bank of America’s Global Private Bank. Mr. Goodyear also held a variety of assignments with Continental Bank, subsequently Bank of America, including corporate finance, corporate lending, trading and distribution, and was stationed in London for five years of his tenure to manage Continental Bank’s European and Asian Operations. Mr. Goodyear also served as a director, including as the Vice Chairman of the Board of Directors, of Continental Bank from 1991 through 1994. Mr. Goodyear is a trustee and member of the Executive Committee of the Board of Trustees for the Chicago Museum of Science and Industry and a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he is currently Chairman of the Board and Chairman of the Executive Committee, as well as past Chairman of the Finance Committee.

Mr. Goodyear received a Master’s degree in Business Administration, with Honors, from the Amos Tuck School of Business at Dartmouth College, and a Bachelor’s degree in Business Administration, with Honors, from the University of Notre Dame.

We believe Mr. Goodyear’s qualifications to sit on our board of directors include,

among other things, his experience in the finance industry, including his domestic and international experience and his regulatory knowledge of the industry, his executive leadership experience, and his experience as a director of other publicly-traded companies, which has given him a strong understanding of public company corporate governance and financial reporting and business controls.

James A. Gray Director since October 1, 2014	51

Mr. Gray is currently our Lead Independent Director and Chair of our Nominating and Corporate Governance Committee. Mr. Gray is also the Chief Executive Officer of G-Bar Limited Partnership, an independent proprietary options and futures trading firm, and he has served in that position since 1996. Mr. Gray has held various positions with G-Bar Limited Partnership since 1987. Mr. Gray was a cofounder and served as the Chairman of the Board of optionsXpress from 2000 through 2012. Mr. Gray has served on the boards of Incapital LLC, Cumulus Funding LLC, and Backstop Solutions Group as well as the boards of the Lurie Children’s Hospital of Chicago and the Chicago Museum of Science and Industry. Mr. Gray is also a member of the Chief Executive’s Organization, the Young Presidents Organization (where he is a past President), the Chicagoland Entrepreneurial Center, the Executives Club, the Economic Club of Chicago (where he serves as Director) and the Commercial Club. Mr. Gray holds a Bachelor of Science degree in Finance and Economics from the University of Iowa.

We believe Mr. Gray’s qualifications to sit on our board of directors include, among other things, his service as Chairman of the Board of optionsXpress, formerly a publicly-traded company, his entrepreneurial and executive leadership experience in growing businesses, and his knowledge and experience in the technology industry.

David C. Habiger Director since October 1, 2014	48

Mr. Habiger is currently the Chair of our Management Development and Compensation Committee. Mr. Habiger is also a senior advisor to Silver Lake Partners and a venture partner at the Pritzker Group, where he has served since January 2013. From April 2015 to June 2016, Mr. Habiger served as the interim Chief Executive Officer at Textura Corporation, a software company for the commercial construction industry. From June 2011 to July 2012, Mr. Habiger served as Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions that was acquired by Cisco Systems. Mr. Habiger served as Chief Executive Officer of Sonic Solutions, a digital media software company, from 2005 to 2011. Mr. Habiger has served as a member of the board of directors of GrubHub, Inc., an online and mobile food-ordering company, since October 2016, Immersion Corporation, a company that develops, licenses, and markets digital touch technology and products, since September 2014, DTS, Inc., an audio solutions provider, from March 2014 to December 2016, Xperi Corporation (formerly known as Tessera Holding Corporation), since December 2016 (following its acquisition of DTS, Inc.), Control4 Corp, a provider of personalized automation and control solutions, since September 2012, Echo Global Logistics, Inc., a provider of technology-enabled transportation and supply chain management solutions, since December 2012, Textura Corporation from December 2012 until June 2016, and Stamps.com, an internet-based mailing and shipping services company, since October 2016. Mr. Habiger holds a Master’s degree in Business Administration from the University of Chicago and a Bachelor’s degree in Business Administration from St. Norbert College.

We believe Mr. Habiger’s qualifications to sit on our board of directors include, among other things, his experience as a chief executive officer of several companies, his service as a director on other public company boards, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his executive leadership experience and his experience in and knowledge of the technology industry.

Gregg A. Kaplan Director since October 1, 2014	47

Mr. Kaplan is currently an Operating Partner with the Pritzker Group, where he has served since April 2015, as well as an Advisor at Hyde Park Venture Partners, where he has served since March 2013. Mr. Kaplan served as President and Chief Operating Officer of Coinstar, Inc., from April 2009 through March 2013. Prior to that, Mr. Kaplan served as Chief Executive Officer of Redbox Automated Retail, LLC (Redbox) from December 2005 to March 2009. Mr. Kaplan served as senior director of strategy for McDonald’s Corporation from 2002 to 2005 and as director of strategy from 2001 to 2002, and he led the Redbox venture while it was part of McDonald’s Corporation. Mr. Kaplan was a partner in Divine interVentures, a venture capital group specializing in business-to-business exchanges and infrastructure software opportunities, from 1999 to 2001, and Mr. Kaplan also served as director of interactive marketing for Streamline.com, a web-based grocery delivery company, from 1996 to 1999. Mr. Kaplan received a Master’s degree in Business Administration from Harvard Business School and a Bachelor’s degree in Philosophy from the University of Michigan.

We believe Mr. Kaplan’s qualifications to sit on our board of directors include, among other things, his leadership experience as an executive officer of a publicly traded company, his experience expanding and running a high-growth company and his business acumen and strategic insight.

Mark P. McGowan Director since March 30, 2016	38

Mr. McGowan is Managing Member of SAF Capital Management LLC, an investment and consulting firm which he founded in November 2006. Prior to forming SAF Capital Management LLC, Mr. McGowan was the Co-founder and Managing Partner of MPG Capital Management, LLC, a financial markets research firm, which derived and licensed statistically validated algorithmic trading models and investment strategies for accredited and institutional investors. Mr. McGowan previously worked within the Consumer and Market Knowledge function of Procter & Gamble, where he was instrumental in shaping marketing strategies for multiple brands, as well as leading Market Mix Modeling and the development of macroeconomic forecasting capabilities within Procter & Gamble’s Homecare division. Mr. McGowan served as Chairman of the Board of Directors of CombiMatrix Corporation, a clinical diagnostic laboratory specializing in cytogenomic and cytogenetic testing for the oncological and pediatric markets, from 2010 to March 2013 and on the Board of Directors of Premier Exhibitions, Inc., a provider of museum-quality educational and entertainment exhibitions, from September 2011 to October 2012. Mr. McGowan received his Bachelor of Science in Microbiology, with a focus in Genomics and Molecular Genetics from Michigan State University.

We believe Mr. McGowan’s qualifications to sit on our board of directors include, among other things, his financial and investment industry experience, his understanding of our business and our industry, his service on boards of other public companies, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his knowledge of securitization transactions and his strategic insight. In addition, Mr. McGowan provides a valuable stockholder perspective to the Board.

Mark A. Tebbe Director since October 1, 2014	55

Mr. Tebbe currently serves as an Adjunct Professor of Entrepreneurship at University of Chicago’s Booth School of Business where he has served since 2011. Mr. Tebbe also currently serves as an operating executive for Lake Capital, a private equity firm, where he has served since 2008. Prior to his association with Lake Capital, Mr. Tebbe was the founder and chairman of Techra Networks, a consulting firm that assists companies in better leveraging technology to enhance their business results, where he worked from 2002 to 2008. Mr. Tebbe founded Answers Corporation, a company that owns and operates advertising-supported public websites and was listed on the NASDAQ, in 2005 and served as a director from 1998 until the company was sold to a portfolio company of Summit Partners in 2011. From 1984 to 2002, Mr. Tebbe served as Chairman of Lante Corporation, a technology consulting firm he founded. Mr. Tebbe graduated with a Bachelor of Science degree in Computer Science from the University of Illinois at Urbana/Champaign. Mr. Tebbe has been a consultant to executive management of many leading companies including American Express, Dell and Microsoft as well as non-profit organizations such as National Park Service, United Nations and World Economic Forum.

We believe Mr. Tebbe’s qualifications to sit on our board of directors include, among other things, his service as a director on other public company boards, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his extensive entrepreneurial background and his many years of senior management experience in the technology industry.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Corporate Governance Guidelines; the charters of our Audit Committee, Management Development and Compensation Committee and Nominating and Corporate Governance Committee; our Code of Business Conduct that applies to all of our employees, officers and directors, including our CEO, chief financial officer and those officers responsible for financial reporting; and our Related Party Transaction Policy, among others. Our committee charters, Corporate Governance Guidelines, Code of Business Conduct, Insider Trading Policy, Regulation FD Policy and Stock Ownership Guidelines are available on the Corporate Governance page of our website at ir.enova.com.

We are committed to maintaining effective corporate governance guidelines designed to ensure that the Board is actively engaged in the proper performance of its oversight function.

Corporate Governance Structure and Function

Our articles of incorporation provide that the number of directors which shall constitute the entire Board shall be fixed by resolution adopted from time to time by the affirmative vote of the majority of the Board. Our Board consists of nine persons. It is the policy of the Company that the number of directors shall not exceed a number that can function efficiently as a body. Our directors are elected annually at each Annual Meeting by our Stockholders voting together as a single class.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs.

Directors are encouraged to have direct dialogue with our management and internal audit manager and internal audit team and may request attendance by management, the internal audit manager and internal audit team, and our external auditors at Board and committee meetings.

We provide directors with materials such as our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting.

The Company facilitates the continuing education of directors to assist them in maintaining currency with the Company’s business and operations.

Primary Responsibilities of the Board

As described in our Corporate Governance Guidelines, our Board’s primary functions are:

•	overseeing the formation of and reviewing major strategies, plans and actions;
•	reviewing and evaluating our performance against broad financial and strategic objectives;
•	providing direction, advice and counsel to senior management;
•	selecting, compensating and evaluating our CEO and other executive officers;
•	reviewing succession planning for our CEO and other executive officers;
•	selecting appropriate candidates for election as directors;
•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and
•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our common stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of our Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Each member of our Compensation Committee must also qualify as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) of the Code (Section 162(m)).

Our Board has determined that none of Ms. Carnahan, Mr. Goodyear, Mr. Gray, Mr. Habiger, Mr. Kaplan, Mr. McGowan and Mr. Tebbe, representing seven (7) of our nine (9) directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. Our Board also determined that each of Mr. Goodyear (chair), Ms. Carnahan, Mr. Gray and Mr. McGowan, who comprise our audit committee, Mr. Habiger (chair), Mr. Kaplan and Mr. Tebbe, who comprise our Compensation Committee, and Mr. Gray (chair), Ms. Carnahan, Mr. Goodyear, Mr. Habiger, Mr. Kaplan, Mr. McGowan and Mr. Tebbe, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by the rules of the NYSE and applicable SEC rules. In making these determinations, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Diversity

Our Stockholders are better served when there is diversity of education, skill, age, experience, background, expertise and outlook on our Board. Our directors bring diverse backgrounds and experience to the Board that inform the Board’s oversight function. Our Corporate Governance Guidelines express the belief that diversity, including differences in background qualifications and personal characteristics, is important to our Board’s oversight function.

Director Meeting Attendance

Our Board held nine meetings during 2016. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. During 2016, each director attended at least 75% of those meetings.

Our Corporate Governance Guidelines provide that directors are expected to attend annual stockholder meetings in person or by telephone or other electronic means.

Executive Sessions of Independent Directors

Executive sessions or meetings of independent directors are held at least in conjunction with each regularly scheduled Board meeting to discuss such matters as the independent directors deem worthy of discussion. In addition to such executive sessions, the Board may also hold regular executive sessions of outside directors without management present. The presiding outside director shall serve as the presiding director at such meetings and shall perform such other functions as the Board may direct, including serving in a liaison capacity between the Board as a whole and the senior management of the Company. If there is no presiding outside director then designated or if the presiding outside director is not available, the Board shall select another outside director to serve as the presiding outside director until such time as the presiding outside director becomes available or is elected, as the case may be. Additional executive sessions or meetings of outside directors may be held from time to time as required. Executive sessions or meetings are held from time to time with our chief executive officer for a general discussion of relevant subjects.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees conduct an annual performance self-evaluation. The results are collected and analyzed and used to identify and implement improvements in our governance processes.

Board Committees

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee

William M. Goodyear*	David C. Habiger*	James A. Gray*
Ellen Carnahan	Gregg A. Kaplan	Ellen Carnahan
James A. Gray	Mark A. Tebbe	William M. Goodyear
Mark P. McGowan**		David C. Habiger
Gregg A. Kaplan
Mark P. McGowan
Mark A. Tebbe

*	Committee Chair
**	Mr. McGowan succeeded Mr. Tebbe as a member of the Audit Committee in November 2016.

The chair of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit Committee

Our Audit Committee met eight times during 2016.

The Audit Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit Committee are independent directors, as defined by NYSE Rule 303A.02. Our Board has additionally determined that Mr. Goodyear, Ms. Carnahan, Mr. Gray and Mr. McGowan are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in NYSE Rule 303A.07. The Audit Committee’s functions are described in its charter, which is available on the Committee Charters page of our website at www.enova.com.

As described in its charter, the Audit Committee’s responsibilities include: reviewing and overseeing financial reporting and financial statements; reviewing, overseeing and maintaining independent auditor relationships; overseeing and maintaining internal audit and compliance procedures and requirements; and setting policies for the Company’s administrative policies and procedures.

Our independent auditor is accountable and reports directly to the Audit Committee. The Audit Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

Our Compensation Committee met five times during 2016.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors, as defined by NYSE Rule 303A.02. Our Board has also affirmatively determined that Mr. Habiger, Mr. Kaplan and Mr. Tebbe meet the enhanced independence standards prescribed by Exchange Act Rule 10C-1(b)(1). The Compensation Committee members also qualify as non-employee directors under Exchange Act Rule 16b-3 and as outside directors under Section 162(m) of the Code. Our Compensation Committee’s functions are described in its charter, which is available on the Committee Charter page of our website at www.enova.com.

As described in its charter, the Compensation Committee’s responsibilities include: overseeing the Company’s overall compensation structure and practices, including providing guidance to management on significant issues affecting compensation philosophy or policy; reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the Company’s other executive officers; setting the Company’s general policy regarding executive compensation; granting stock options, restricted stock and other discretionary awards under the Company’s stock option and other equity incentive plans; reviewing and making recommendations to the Board with respect to matters concerning the Company’s stock and cash-based incentive compensation plans; reviewing and discussing with management the Compensation Discussion and Analysis required to be included in the Company’s proxy statement for each annual meeting of stockholders or Form 10-K; overseeing and considering the results of the Company’s submissions to stockholders on matters relating to executive compensation including advisory votes on executive compensation and frequency of such votes; and reviewing with the CEO the functions of the CEO and other executive officers of the Company and the succession plans relating to these officers.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee.

Compensation Committee Interaction with Compensation Consultants

During 2014, 2015 and 2016, the Compensation Committee engaged Towers Watson & Co., n/k/a Willis Towers Watson plc (Towers Watson), an executive compensation firm, to assist with its review of the compensation programs for our executive officers and the compensation disclosures in this proxy statement. The Compensation Committee intends to continue engaging Towers Watson in an advisory capacity with respect to executive compensation, including reviewing the compensation disclosures in this proxy statement. Although the Compensation Committee retains Towers Watson, Towers Watson interacts directly with our executive officers when necessary and appropriate. Towers Watson’s advisory services included providing industry and peer group compensation data and presenting compensation plan designs to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under NYSE Listing Rules with respect to advisor independence and determined that Towers Watson is an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including reviewing the compensation disclosures in this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Governance Committee met three times during 2016.

Our Board has affirmatively determined that all members of the Nominating and Governance Committee are independent directors, as defined by NYSE Rule 303A.02. The Nominating and Corporate Governance Committee’s functions are described in its charter, which is available on the Committee Charters page of our website at www.enova.com.

As described in its charter, the Nominating and Governance Committee’s responsibilities include: identifying, assessing and recommending Board candidates; developing the criteria for selecting Board candidates; recommending for approval to the Board director candidates; assisting the Board in assessing director independence; reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership; reviewing and approving related person transactions; providing oversight of our Related Person Transaction Policy and our Insider Trading Policy; administering, reviewing and reassessing the adequacy of our Corporate Governance Guidelines and recommending any proposed changes to the Board; recommending other changes in corporate governance to the Board for approval from time to time; overseeing annual evaluations of the Board and its committees; and overseeing our enterprise risk management function.

Our Nominating and Corporate Governance Committee has the authority to consult with, retain and terminate, special legal counsel, search firms used to identify director candidates, or other consultants or advisors to advise the Nominating and Corporate Governance Committee as circumstances may dictate. The Nominating and Corporate Governance Committee also has the authority to approve the terms of engagement of, fees payable to, and any agreements with such outside advisors.

On March 30, 2016, we entered into the Director Appointment Agreement related to the composition of the Board and related matters with SAF Capital. Pursuant to the terms of the Director Appointment Agreement, Mr. McGowan was appointed to our Board effective March 30, 2016. Under the Director Appointment Agreement, SAF Capital and Mr. McGowan have agreed to abide by certain standstill provisions until the completion of the 2017 Annual Meeting.

All of the nine Board nominees identified in this proxy statement are current directors. The Nominating and Corporate Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board. The Nominating and Corporate Governance Committee will accept director nominations from Stockholders in accordance with the stockholder nominating procedures described in “Stockholder Proposals and Communications with our Board—Director Nominations.” The Nominating and Corporate Governance Committee Charter guides our Nominating and Corporate Governance Committee in considering candidates for director, including nominees submitted by Stockholders. Candidates for Board membership are to be selected for their character, judgement, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting business are among the relevant criteria. In assessing potential new directors, the Nominating and Corporate Governance Committee should consider individuals from various disciplines and diverse backgrounds.

Our Nominating and Corporate Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of our Board, the NYSE and SEC rules. Board candidates nominated by Stockholders must meet the criteria described in this proxy statement, but will otherwise be considered on the same basis as candidates nominated by the Board.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (Chairman) and Chief Executive Officer (CEO) may be separated or combined, as the Board determines from time to time. Our Board has appointed Mr. Fisher as our CEO and Chairman. In addition, our Board appointed Mr. Gray to serve as the presiding outside director, and Mr. Gray is also the chair of the nominating and corporate governance committee.

The presiding outside director’s responsibilities include:

•	presiding over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	communicating to the Chairman feedback from executive sessions as appropriate;
•	serving as liaison between senior management and the Board;
•	reviewing Board and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each;
•	calling meetings of the independent directors, if desired;
•	supervising the Board of Director’s determination of the independence of its directors; and
•	such other responsibilities as the independent directors may designate from time to time.

The Board has combined the role of Chairman and CEO, coupled with a presiding outside director. We believe that this is the Board leadership structure that will best serve our stockholders as a young public company. The combined role enables a single voice setting the tone and having primary responsibility for the management of our company during this important transition period and beyond. As a young public company, our CEO is the person most familiar with our business and is in the best position to effectively identify strategic priorities and opportunities, leading the Board in the discussion of the execution of our strategy and facilitating the flow of information between the Board and management.

We believe that the designation of a presiding outside director with substantive responsibilities, a board comprised of a majority of members who are independent directors and our strong corporate governance policies and procedures achieves the appropriate balance for the combined role of Chairman and CEO.

The Board will regularly review its leadership structure and will take into account the responsibilities of the leadership positions and the directors qualified to hold such positions. In conducting this review, the Board will consider, among other things: (i) the policies and practices in place that provide independent board oversight; (ii) our performance and the effect a particular leadership structure may have on that performance; (iii) the structure that serves the best interests of our stockholders and (iv) any relevant legislative or regulatory developments.

The Board’s Role in Risk Management

Our full Board oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risks in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial and regulatory compliance risks. Our Nominating and Corporate Governance committee is responsible for overseeing the management of risks associated with the independence of our Board.

Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board of Directors and its committees.

Legal Proceedings

To the best of our knowledge, there are no material proceedings adverse to us or any of our subsidiaries in which any of our directors, director nominees or executive officers or their affiliates or associates, or any owner of record or beneficially of more than 5% of any class of our Common Stock or their affiliates or associates, is a party adverse to us or in which any such person has an interest that is materially adverse to us or any of our subsidiaries.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of David C. Habiger (Chair), Gregg A. Kaplan and Mark A. Tebbe. Currently and at all times during 2016, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board.

Director Compensation

We provide competitive compensation to our directors who are not employed by us, or non-employee directors, which enables us to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our stock to further align their interests with those of our stockholders. Our directors who are our full-time employees receive no additional compensation or stock awards for service on our Board, although we may reimburse them for travel and other expenses. Ms. Carnahan, Mr. Feehan, Mr. Goodyear, Mr. Gray, Mr. Habiger, Mr. Kaplan and Mr. Tebbe each received $50,000 for their service on our board of directors during 2016, and Mr. McGowan received $37,500 for his service during 2016 after joining our board of directors in March 2016. We pay an annual retainer fee of $50,000 to each non-employee director. We pay an annual retainer fee of $25,000 to the non-employee director chairs of each of the Audit Committee and Compensation Committee and to the independent director serving as the presiding outside director, and we also pay an annual retainer fee of $10,000 to the non-employee director chair of the Nominating and Corporate Governance Committee. These retainers are paid in quarterly installments on the date of each regularly scheduled quarterly board meeting and may be payable in cash or vested shares of our common stock.

Non-employee directors are each eligible to receive an annual grant of restricted stock units (RSU). An RSU grant valued at $100,000 was made to each of our non-employee directors on May 18, 2016, which will fully vest twelve months from the grant date. The number of RSUs granted was determined based on the closing price of our common stock on the first trading date of our common stock prior to the grant date. Our non-employee directors are eligible to receive annual RSU grants on or shortly following the date of each annual meeting of stockholders. The number of restricted stock units for such annual grants will be based upon the fair market value of our common stock on the date immediately preceding the grant date.

The table below sets forth the director compensation in 2016. Mr. Fisher, who also served as our CEO, received no compensation for serving as a director and is not included in the table below.

Name	Fees Earned or Paid in cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)(3)	Total ($)
Ellen Carnahan	$50,000	$100,000	$341	$150,341
Daniel R. Feehan	50,000	100,000	4,663	154,663
William M. Goodyear	75,000	100,000	343	175,343
James A. Gray	85,000	100,000	—	185,000
David C. Habiger	75,000	100,000	—	175,000
Gregg A. Kaplan	50,000	100,000	—	150,000
Mark P. McGowan	37,500	100,000	—	137,500
Mark A. Tebbe	50,000	100,000	—	150,000

(1)

The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (ASC 718), for RSU awards granted under the Company’s 2014 Long-Term Incentive Plan.

(2)

On May 18, 2016, we granted 13,986 RSUs to each director, except Mr. Fisher. These RSUs were valued at $7.15 per share, the closing price of our Common Stock on the day preceding the grant date. The aggregate market price of each such director’s RSUs was $100,000. These awards will vest twelve months from the date of grant. In addition, all unvested RSUs granted will automatically vest if we have a change-in-control prior to the termination of the director’s service on our Board of Directors. Each vested RSU entitles the director to receive one share of our common stock shortly after vesting.

(3)	The amounts shown represent reimbursements for travel and entertainment expenses.

Compensation Discussion and Analysis

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain high-quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe in pay for performance, as further detailed throughout our “Compensation Discussion and Analysis.” We believe that our named executive officers’ compensation illustrates our pay for performance culture because a significant portion of the compensation of our named executive officers is tied to short- and long-term incentive compensation that is based on our performance or the performance of our common stock. The connection between pay and performance is the cornerstone of our executive compensation philosophy and strategy and serves to validate the design of our executive compensation program which consists of the following primary elements:

•	Market competitive base salaries;
•

Short-term incentive opportunities driven primarily by a quantitative measure, our EBITDA performance, and supplemented with qualitative measures such as maintaining effective compliance and training programs, maintaining high customer satisfaction levels and driving employee engagement;

•	Long-term incentive opportunities consisting of time-based restricted stock units and stock options; and
•	Mandatory stock ownership requirements.

We believe our 2016 executive compensation program strongly linked company performance and executive pay and aligned the interests of our named executive officers with the interests of our stockholders. The Compensation Committee will continue to monitor market practices and engage with our stockholders and other stakeholders to ensure that our executive compensation program is competitively positioned and appropriately structured to align pay and performance.

Named Executive Officers

The following individuals are our named executive officers for 2016.

Name	Position
David Fisher	President and Chief Executive Officer (Principal Executive Officer)
Steven Cunningham	Executive Vice President—Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Greg Zeeman	Executive Vice President—Chief Operating Officer
Kirk Chartier	Executive Vice President—Chief Marketing Officer
Joseph DeCosmo	Vice President—Chief Analytics Officer
Robert S. Clifton (1)	Former Vice President—Chief Financial Officer and Treasurer (Former Principal Financial and Accounting Officer)

(1)	Mr. Clifton left Enova on August 5, 2016.

Our Compensation Philosophy and Objectives

Our Compensation Committee determines the design of our executive compensation program and has implemented the executive compensation policies and practices described below.

General

We believe compensation provided to our executives should be performance-based, competitive in the markets and industries in which we compete for talent, closely linked to our stockholders’ interests and reflect each executive’s contribution in enhancing our stockholders’ investment in us.

Primary Objectives

The primary objectives of our executive compensation program are to:

•	support Enova’s core values;
•	attract, motivate and retain the best executive talent;
•	encourage and reward high performance and results, while aligning executive short- and long-term interests with those of our stockholders;
•	reinforce our strategy to grow our business as we continue to innovate, execute and diversify; and
•	align an appropriate level of risk to be taken by our executives to achieve sustained long-term growth while discouraging excessive risk taking to achieve short-term results.

Compensation Committee’s Role in Establishing Executive Compensation

Our Compensation Committee approves, or recommends to the independent members of our Board for approval, all compensation decisions relating to our named executive officers and other executive officers, including grants of short- and long-term incentive awards, which can include cash- and equity-based awards. Key responsibilities of our Compensation Committee are to:

•	ensure our executives are fairly compensated based upon results and contributions to our growth and profitability;
•	ensure our executives are incentivized to achieve exceptional performance and rewarded for outstanding results;
•	make executive compensation decisions that support our compensation philosophy and our strategic and risk objectives, as well as stockholder interests;

•	provide oversight of our executives’ compliance with our stock ownership guidelines; and
•	assess the risks associated with our executive compensation programs.

Management’s Role in Establishing Compensation

Our Chief Executive Officer is the primary management contact with our Compensation Committee. Our Chief Executive Officer recommends to the Compensation Committee changes in compensation for our named executive officers, based on an assessment of each individual’s responsibilities and contributions to our results and the individual’s potential for future contributions to our success. None of the other executive officers are involved in recommendations of the Chief Executive Officer’s compensation, and neither the Chief Executive Officer nor any other executive officers are involved in determination of the Chief Executive Officer’s compensation.

Competitive Reference Points

Our Compensation Committee selects competitive market reference points with which we compare our executive compensation policies and practices from time to time. The Compensation Committee may retain compensation consultants to gather and present such information.

The Compensation Committee has reviewed the compensation policies and practices of a peer group of publicly-traded companies participating in a sufficiently broad range of industries to capture the uniqueness of our business, customers, industry, technology and regulatory environment. Our Compensation Committee believes the peer group companies to be of a similar size to Enova and to operate in high-technology, internet retail, online-focused consumer finance or otherwise operate in highly regulated industries.

Our Compensation Committee considers the information provided by our compensation consultant about our peer group as a competitive reference point and not a benchmark for compensation decisions.

These reference points are used by the Compensation Committee as a factor to assess the market competiveness of our pay programs for our named executive officers in respect of the following:

Base Salaries. Subject to the discretion of the Compensation Committee, when setting base salaries we reference the range between the 50th percentile and 75th percentile of our competitive group, aligning closer to the 75th percentile for sustained superior performance;

Short-term Incentive Compensation. Subject to the discretion of the Compensation Committee, when setting short-term incentive compensation targets we reference the range between the 50th percentile and 75th percentile of our competitive group, with awards closer to the 75th percentile for sustained superior performance; and

Long-term Incentive Compensation. Subject to the discretion of the Compensation Committee, , when setting long-term incentive compensation targets we reference the range between the 50th percentile and 75th percentile of our competitive group, with awards closer to the 75th percentile for sustained superior performance.

Our Compensation Committee engaged Towers Watson to review and update the peer group to be used by the Compensation Committee in determining future compensation for our named executive officers. The following publicly traded companies were identified as our peer group for 2016 compensation decisions made by our Compensation Committee:

• Bankrate, Inc.	• Investment Technology Group Inc.
• CBOE Holdings, Inc.	• LendingClub Corporation
• Cimpress N.V.	• On Deck Capital, Inc.
• CoreLogic, Inc.	• OneMain Holdings, Inc. (formerly Springleaf Financial)
• CoStar Group Inc.	• Overstock.com Inc.

• EZCORP, Inc.	• Shutterfly, Inc.
• Fair Isaac Corporation	• SS&C Technologies Holdings, Inc.
• Green Dot Corporation	• TripAdvisor Inc.
• Interactive Brokers Group, Inc.	• World Acceptance Corp.

We believe it is important to maintain peer group stability from year-to-year, but equally important to make changes when they would improve market comparability and better align with our peer group selection criteria. As such, in late 2016, with the support of Towers Watson, the Compensation Committee approved changes to the peer group to be used for 2017 compensation decisions.  These changes include the removal of Interactive Brokers Group, Inc., Cimpress N.V. and Overstock.com Inc., and the inclusion of Liquidity Services, Nelnet and Regional Management Corp. Aside from meeting the typical financial criteria, these changes support our desire to include companies that provide consumer lending, face a similar regulatory environment and have a strong data-analytics focus.

Principal Elements of Executive Compensation

Elements of executive compensation include:

•	Base salary;
•	A performance-based annual incentive award, intended to increase stockholder value and our success by motivating executives to perform at their best and meet and exceed objectives.
•	The goal of the annual incentive award is to provide executives with motivating incentives based on the achievement of goals relating to Enova or Enova’s individual business units,
•

Clear and objective financial and non-financial performance goals as well as strategic qualitative initiatives are established to provide an opportunity for increased rewards for exceptional results, and

•

At the Compensation Committee’s direction, amounts paid under the plan may qualify as performance-based compensation under Code Section 162(m) in certain circumstances but may also include awards that do not qualify as deductible compensation;

•

Long-term incentive compensation consists of time-based restricted stock units and stock options. The purpose of our long-term incentives is to promote Enova’s long-term business strategy and the interests of our stockholders by:

•	providing a line of sight to the long-term strategic goals of Enova,
•	attracting and retaining executive talent,
•	enabling executives to participate in our long-term growth and develop a sense of ownership by acquiring a proprietary interest in Enova, and
•

providing long-term incentives with upside earnings opportunity for exceptional performance and, in the case of stock options, with earnings opportunity only in the event Enova’s share price increases over time;

•	Retirement benefits, including a 401(k) plan, a nonqualified savings plan, a supplemental executive retirement plan, and a severance pay plan for executives;
•	Health and other benefits also available to employees generally; and
•	Certain additional benefits available to executives that may include:
•	Employment contracts, retention agreements and other similar benefits, which are not expected to be utilized frequently but may be used selectively and only if and when appropriate, and
•	A supplemental medical expense reimbursement plan, when available, may be made available to our executives and certain other eligible employees.

In addition to our Compensation Committee, from time to time our Board may also review and approve our executive compensation philosophy or elements thereof and other matters related thereto when necessary or appropriate.

2016 Compensation for Named Executive Officers

The 2016 compensation levels for Mr. Chartier, Mr. Clifton, Mr. DeCosmo and Mr. Zeeman were recommended by Mr. Fisher and approved by the Compensation Committee at the beginning of 2016. Mr. Cunningham’s compensation level was recommended by Mr. Fisher and approved by the Compensation Committee in connection with his hiring in June 2016. In determining 2016 compensation levels, the Compensation Committee considered each element of Mr. Chartier’s, Mr. Clifton’s, Mr. Cunningham’s, Mr. DeCosmo’s, Mr. Fisher’s and Mr. Zeeman’s overall compensation and the fit of each such element into each officer’s compensation package as a whole. 2016 compensation packages were designed with a goal of balancing short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. Each named executive officer’s overall compensation package was subject to achieving certain financial targets on both a short-term basis and a long-term basis. Both short-term incentive compensation and long-term incentive compensation were utilized to link the compensation of our named executive officers to stockholder interests so that named executive officers could receive pay commensurate with our Company’s financial performance on both a short- and long-term basis.

Base Salary

Base salaries are reviewed and considered by the Compensation Committee on an annual basis or as otherwise deemed appropriate by the Compensation Committee. Mr. Fisher’s 2016 base salary was set by the Compensation Committee at a level the Compensation Committee believed to be competitive in the market where we compete for talent. With respect to Mr. Cunningham, Mr. Fisher recommended a base salary based on a competitive market review, and the base salary was set by the Compensation Committee. In recommending the 2016 salary for Mr. Chartier, Mr. Clifton, Mr. DeCosmo and Mr. Zeeman to the Compensation Committee, Mr. Fisher took into consideration the overall performance of the Company, each officer’s breadth of responsibilities, impact on financial and operational results over the prior year, leadership and accomplishments that affected the performance, a qualitative assessment, and achievement of goals throughout the year.

The annual salaries for our named executive officers in 2016, including their percentage increase over their 2015 salaries were as follows:

Name	2016 Annual Salary	2015 Annual Salary	Percentage Difference from 2016 to 2015
Mr. Fisher	$660,000	$660,000	—
Mr. Cunningham	435,000	—	N/A
Mr. Zeeman	450,000	450,000	—
Mr. Chartier (1)	340,000	290,000	17.2%
Mr. DeCosmo	305,000	290,000	5.2%
Mr. Clifton	290,000	290,000	—

(1)	Mr. Chartier was promoted to Executive Vice President—Chief Marketing Officer in February 2016 from Senior Vice President—Chief Marketing Officer.

Short-Term Incentive Compensation

On October 14, 2014, the Compensation Committee approved the terms of a short-term incentive (STI) plan, which is a broad-based incentive plan intended to provide our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash awards (STI awards), primarily based on our annual performance. The STI plan for our named executive officers is comprised of the Senior Executive Bonus Plan, which provides for 75% of STI incentive compensation opportunity, and the Discretionary Bonus Plan, which provides for 25% of STI incentive compensation opportunity. The Senior Executive Bonus Plan allows us to make annual cash-based incentive payments that could potentially qualify as “performance-based compensation” under Code Section 162(m).

By March 15, 2016, our Compensation Committee approved the performance measures and goals and the threshold, target and maximum opportunities, as applicable, for the 2016 performance period of the Senior Executive Bonus Plan and the Discretionary Bonus Plan. Threshold, target and maximum opportunities, as applicable, as a percentage of base salary for each named executive officer may vary at the discretion of the Compensation Committee. The target award amounts for 2016 STI incentive compensation as a percentage of base salary for our named executive officers for the 2016 STI plan were as follows:

Name	Target Percentage of Base Salary
Mr. Fisher	100%
Mr. Cunningham	70%
Mr. Zeeman	75%
Mr. Chartier	65%
Mr. DeCosmo	50%
Mr. Clifton	50%

Threshold, target and maximum opportunity under the 2016 Senior Executive Bonus Plan for each of our named executive officers and actual amounts earned under the 2016 Senior Executive Bonus Plan were as follows:

	Senior Executive Bonus Plan
Name	Threshold	Target	Maximum	Actual
Mr. Fisher	$247,500	$495,000	$990,000	$537,000
Mr. Cunningham (1)	89,541	179,081	358,163	210,430
Mr. Zeeman	126,563	253,125	506,250	274,000
Mr. Chartier	82,875	165,750	331,500	180,000
Mr. DeCosmo	57,188	114,375	228,750	124,000
Mr. Clifton (2)	54,375	108,750	217,500	—

(1)	Mr. Cunningham’s threshold, target, maximum and actual bonus are pro-rated for the nine months of 2016 that he was employed by Enova, pursuant to the terms of his employment offer letter.
(2)	Mr. Clifton did not receive a payout under the Senior Executive Bonus Plan because he left Enova on August 5, 2016.

Our 2016 STI performance measures and goals were based on our earnings before interest, income taxes, depreciation and amortization expenses (EBITDA), which is a non-GAAP financial measure (2016 STI EBITDA), and had the following requirements in order for potential STI awards to be earned and paid pursuant to the Senior Executive Bonus Plan:

•

Earnings Threshold: Potential STI awards began to accrue based on a formula set forth in the Senior Executive Bonus Plan’s terms and conditions once a certain earnings threshold established for the 2016 STI EBITDA (the Earnings Threshold) was exceeded. The Earnings Threshold for the 2016 STI plan was $97.5 million.

•

Earnings Target: If a certain earnings target for the 2016 STI EBITDA was achieved, then the named executive officer was eligible to receive a cash payment equal to 100% of his Target Award (the Earnings Target). If the Earnings Target was exceeded, each named executive officer was eligible to receive a cash payment in excess of his Target Award calculated in accordance with the Senior Executive Bonus Plan’s terms and conditions. The Earnings Target for the 2016 Senior Executive Bonus Plan was $130.0 million.

Our actual 2016 STI EBITDA was $137.0 million, which is comprised of the following:

Income from Operations (1)	$121.5 million
Depreciation and amortization (1)	15.5 million
2016 STI EBITDA (2)	$137.0 million

(1)	See our Consolidated Audited Financial Statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	No adjustments permitted by the 2016 STI plan were made.

The 2016 STI EBITDA exceeded the Earnings Target for 2016, thus payments were made at above target levels under the terms of the Senior Executive Bonus Plan.

Our Compensation Committee also adopted four performance objectives and the target opportunities for the 2016 performance period of the Discretionary Bonus Plan. The performance objectives were to (i) achieve a 95% completion rate within 15 days after the year end for all training courses, (ii) maintain effective compliance and training programs in the jurisdictions in which we operate such that there are no significant regulatory actions taken by our regulators, (iii) maintain high customer satisfaction levels, and (iv) drive Associate engagement through increased leadership communication. The Discretionary Bonus Plan is intended to increase stockholder value and our success by providing our officers and other employees with discretionary bonus awards based upon exceptional individual achievement or exceptional performance by us or our individual business units. The Compensation Committee assessed the Company’s performance against the 2016 performance measures, considered the individual performance in 2016 of our participating executive officers and approved the following actual payments under the Discretionary Bonus Plan to our participating named executive officers:

	Discretionary Bonus Plan
Name	Target	Actual
Mr. Fisher	$165,000	$288,000
Mr. Cunningham (2)	59,694	48,402
Mr. Zeeman	84,375	92,000
Mr. Chartier	55,250	80,000
Mr. DeCosmo	38,125	81,000
Mr. Clifton	36,250	—

(1)	Mr. Cunningham’s target and actual bonus are pro-rated for the nine months of 2016 that he was deemed employed by Enova, pursuant to the terms of his employment offer letter.

In summary, actual payments under the 2016 STI plan for each of our participating named executive officers were as follows:

Name	Senior Executive Bonus Plan	Discretionary Bonus Plan	Total	Percent of Base Salary
Mr. Fisher	$537,000	$288,000	$825,000	125%
Mr. Cunningham (1)	210,430	48,402	258,832	61%
Mr. Zeeman	274,000	92,000	366,000	81%
Mr. Chartier	180,000	80,000	260,000	76%
Mr. DeCosmo	124,000	81,000	205,000	67%
Mr. Clifton	—	—	—	—

(1)	Mr. Cunningham’s actual bonus is pro-rated for the nine months of 2016 that he was deemed employed by Enova, pursuant to the terms of his employment offer letter.

Long-Term Incentive Compensation

Long-term incentive compensation was awarded under the Company’s 2014 Long-Term Incentive Plan adopted in October 2014, as amended in February 2016, and approved by our Stockholders in May 2016 (2014 LTIP). The purpose of the 2014 LTIP is to promote the interests of Enova and its stockholders by giving us a competitive advantage in attracting, retaining and motivating employees, officers, consultants and directors capable of assuring our future success, to offer such persons incentives that are directly linked to the profitability of our business and increases in stockholder value, and to afford such persons an opportunity to acquire a proprietary interest in Enova. A variety of plan-based awards may be made under the 2014 LTIP, including equity and non-equity awards.

Our Compensation Committee approved long-term incentive awards under the 2014 LTIP to our named executive officers during 2016. These awards include (a) restricted stock units (RSUs), and (b) stock options.

These awards were intended to motivate our named executive officers to achieve or exceed performance goals and be retention awards designed to minimize the risk of loss of our executive officers. In February 2016, our Compensation Committee approved long-term incentive awards made under the 2014 LTIP to Mr. Chartier, Mr. Clifton, Mr. DeCosmo, Mr. Fisher and Mr. Zeeman. The awards granted included (a) restricted stock units and (b) a grant of options to purchase Company stock. Our Compensation Committee approved a grant of 104,166 RSUs to Mr. Cunningham in June 2016 as a new hire equity award pursuant to the terms of his employment offer letter.

The following table shows the number and the grant date fair market value (in dollars and as a percentage of base salary) of restricted stock units and stock options granted to each of our named executive officers in 2016:

Name	Number of Restricted Stock Units Granted (#)	Number of Stock Options Granted (#)	Grant Date Fair Value of the Grant (1)	Grant Date Fair Value as a Percentage of Base Salary	Target as a Percentage of Base Salary (2)
Mr. Fisher	110,000	110,000	$977,900	148%	400%
Mr. Cunningham	—	104,166	749,995	172%	200%
Mr. Zeeman	83,333	83,333	740,831	165%	225%
Mr. Chartier	24,833	24,833	220,765	65%	125%
Mr. DeCosmo	14,000	14,000	124,460	41%	110%
Mr. Clifton	9,083	9,083	80,748	28%	110%

(1)

The amounts shown in this column represent the grant date fair value in compliance with ASC 718. In accordance with ASC 718, the amounts in this column were calculated by multiplying the number of stock options granted by the fair market value based on the Black-Scholes method of valuation, which was $2.60, and the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $6.29 for the 2016 amounts granted to Mr. Chartier, Mr. Clifton, Mr. DeCosmo, Mr. Fisher and Mr. Zeeman and $7.20 for the 2016 amount granted to Mr. Cunningham.

(2)

In 2016, the executive officers received awards equal to or less than half their target value, with the exception of Mr. Cunningham and Mr. Zeeman, who had guaranteed award amounts as part of their employment agreements. The 2016 awards were reduced by the Compensation Committee due to the desire to avoid depleting the share pool by issuing a higher number of shares.

Perquisites and Other Personal Benefits

Enova provides perquisites and other personal benefits to its officers that it believes are reasonable and consistent with its overall compensation program. A description of these perquisites and personal benefits, including the attributed costs, for our named executive officers for the year ended December 31, 2016, are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

2017 Compensation Decisions

Base Salary

In connection with its annual review of base salaries of our named executive officers, in January 2017, our Compensation Committee approved increased annual base salaries for Mr. Chartier, Mr. DeCosmo, Mr. Fisher and Mr. Zeeman effective as of February 12, 2017 as follows:

Name	2017 Annual Salary	2016 Annual Salary	Percentage Difference from 2017 to 2016
Mr. Fisher	$725,000	$660,000	9.8%
Mr. Cunningham	435,000	435,000	—
Mr. Zeeman	495,000	450,000	10.0%
Mr. Chartier	365,000	340,000	7.4%
Mr. DeCosmo	340,000	305,000	11.5%

The increases for Mr. Fisher and Mr. Zeeman were supported by the Company’s strong financial performance in 2016 as evidenced by meeting and exceeding financial goals for the year. Mr. Fisher’s salary was held flat from 2015 to 2016 when the Company’s financial performance was not as strong, and Mr. Zeeman’s salary for 2016 was set when he joined the Company in October 2015. The increases for Mr. Chartier and Mr. DeCosmo were supported by their individual performance and the performance of the areas of the business they manage. Mr. DeCosmo has built and elevated the analytics capabilities within the Company, while Mr. Chartier has demonstrated strong leadership with corporate strategy and business development, global marketing and government and public relations.

Short-Term Incentive Compensation

In February 2017, our Compensation Committee approved the performance measures and goals of the STI plan for fiscal 2017, which includes the Senior Executive Bonus Plan and Discretionary Bonus Plan for our named executive officers. The target STI award amounts for 2017 expressed as a percentage of base salary for our named executive officers for the 2017 STI plan are as follows:

Name	Target Percentage of Base Salary
Mr. Fisher	100%
Mr. Cunningham	70%
Mr. Zeeman	75%
Mr. Chartier (1)	70%
Mr. DeCosmo	50%

(1)	Mr. Chartier’s STI target increased to 70% in 2017 from 65% in 2016 based on his individual performance and to be more consistent with his peers internally.

Our Compensation Committee has also adopted the following five performance objectives for the 2017 Discretionary Bonus Plan: a) achieve a 95% completion rate within 15 days after the year end for all training courses, b) maintain effective compliance and training programs in the jurisdiction in which we operate such that there are no significant regulatory actions taken by our regulators, c) maintain high customer satisfaction levels, d) be an Employer of Choice for great talent and e) handle all customer funding and payments successfully.

Long-Term Incentive Compensation

In February 2017, our Compensation Committee made annual grants of RSUs and stock options to our named executive officers as follows:

Name	Number of RSUs	Number of Stock Options	Grant Date Fair Value of the Grant (1)	Grant Date Fair Value as a Percentage of Base Salary	Target as a Percentage of Base Salary
Mr. Fisher	97,972	219,696	$2,900,000	400%	400%
Mr. Cunningham	29,392	65,910	870,000	200%	200%
Mr. Zeeman	37,628	84,375	1,114,000	225%	225%
Mr. Chartier	27,744	62,217	821,000	225%	225%
Mr. DeCosmo	12,636	28,332	374,000	110%	110%

(1)

The amounts shown in this column represent the grant date fair value in compliance with ASC 718. In accordance with ASC 718, the amounts in this column were calculated by multiplying the number of stock options granted by the fair market value based on the Black-Scholes method of valuation, which was $6.60, and the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $14.80.

Retirement and Other Benefits

On July 1, 2012, we established and now sponsor (i) the Enova International, Inc. 401(k) Savings Plan (Enova 401(k) Savings Plan), (ii) the Enova International, Inc. Nonqualified Savings Plan (Enova NQSP), and (iii) the Enova International, Inc. Supplemental Executive Retirement Plan (Enova SERP), in which our named executive officers and other eligible employees may participate. We offer these plans to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent.

Enova 401(k) and Enova NQSP

Substantially all of our employees and those of our U.S. subsidiaries are eligible to participate in the Enova 401(k). Certain of our highly-compensated employees, including our named executive officers, are also eligible to participate in the Enova NQSP.

In 2014, 50% of the first 5% of pay that each employee contributed to the Enova 401(k) was matched by us. All employee contributions are fully vested upon contribution. Our matching contributions prior to January 1, 2015 vest ratably over an employee’s first five years of service with us or our former parent company, Cash America International, Inc. (Cash America), and also become fully vested if an employee dies, becomes disabled or reaches age 59 1/2 during employment. Employees may select from among several mutual funds when investing their 401(k) account funds. We changed the terms of our matching contribution effective January 1, 2015. Beginning in 2015, 100% of the first 1% of pay and 50% of the next 5% of pay that each employee contributes to the Enova 401(k) is matched by us. All employee contributions are fully vested upon contribution. Our matching contributions subsequent to January 1, 2015 will fully vest after an employee’s second year of service with us and will also fully vest if an employee dies, becomes disabled or reaches age 59 1/2 during employment. Employees may select from among several mutual funds when investing their 401(k) account funds.

The Enova NQSP is a nonqualified retirement savings plan into which participants may contribute portions of their salary in excess of the 401(k) contribution limits. Enova NQSP participants can also defer up to 80% of their STI awards and annual bonuses into the Enova NQSP. If a participant’s pay exceeded the IRS limit on amounts that could be taken into account for contributions to the Enova 401(k) prior to 2016, we matched 50% of the first 5% of compensation deferred to the Enova NQSP in excess of the 401(k) compensation limit; however, if a participant participated in both the Enova 401(k) and the Enova NQSP, the combined match to both plans was limited to 50%

of the first 5% of the participant’s pay. This plan generally offers the same investment options as the Enova 401(k). Our matching contributions in the Enova NQSP vest immediately.

We generally distribute each participant’s Enova NQSP account in a lump sum shortly after the participant’s separation from service with us and all of our affiliates. Alternatively, a participant can elect to receive his or her Enova NQSP account at a later date or receive payments in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not receive any portion of his or her Enova NQSP account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. We may pay Enova NQSP distributions from a Rabbi trust associated with the Enova NQSP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova NQSP benefits he or she is owed.

Supplemental Executive Retirement Plan

We provide supplemental executive retirement plan benefits to our officers and certain other eligible employees as a supplement to their retirement benefits under the Enova SERP. After the end of each plan year, we make discretionary supplemental contributions that are credited to the Enova SERP account of each named executive officer who was employed by us on the last day of the plan year. The rate of return of a participant’s Enova SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects. Enova SERP participants’ deemed investment options are generally the same as the investment options available under the Enova 401(k). Participants vest in their Enova SERP accounts over their first five years of service with us or with Cash America and are fully vested in their Enova SERP accounts and new contributions to those accounts after that five-year period.

We generally distribute each participant’s Enova SERP account as a lump sum soon after the participant’s separation from service with us and all of our affiliates. An Enova SERP participant may, however, elect to defer receipt of the Enova SERP account for at least an additional five years beyond his or her separation from service and may also elect to receive the Enova SERP account in up to ten annual installments. Most officers cannot receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not withdraw any portion of his or her Enova SERP account during employment, except in the case of a severe financial hardship. We may pay Enova SERP benefits from a Rabbi trust associated with the Enova SERP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova SERP benefits he or she is owed.

Our Compensation Committee administers the Enova SERP and annually determines the supplemental contributions for each of our named executive officers. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each participant’s compensation. The compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) the participant’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that a participant was eligible to participate in the Enova SERP, and are credited to the participant’s Enova SERP account before March 15 of the following year. For 2016, the supplemental contributions for each of our named executive officers, reflected as a percentage of the combined base salary paid during the year and the target STI award for the 2016 year, are listed below.

Name	Enova SERP Contribution
Mr. Fisher	10.5%
Mr. Cunningham	9.0%
Mr. Zeeman	9.0%
Mr. Chartier (1)	8.9%
Mr. DeCosmo	4.5%
Mr. Clifton (2)	—

(1)

Mr. Chartier received an increase in his base salary in February 2016, and his Target Award increased from 7.5% to 9.0% of his base salary. Using a daily proration based on a 365-day year, this resulted in a blended average of approximately 8.9%.

(2)	Mr. Clifton was not eligible to receive a 2016 Enova SERP contribution because he left Enova on August 5, 2016.

For the Enova SERP, Mr. Fisher and Mr. Chartier were vested in 60% of our contributions at the end of 2016 because they joined Enova in January 2013 and April 2013, respectively. For the Enova 401(k), Mr. Fisher and Mr. Chartier were vested in 60% of our contributions in conjunction with their deferrals in 2013 and 2014 and were fully vested in our contributions for their deferrals made in 2015 and 2016. For each of the Enova 401(k) and the Enova SERP, Mr. Cunningham was not vested in our contributions at the end of 2016 because he joined Enova in June 2016. For the Enova SERP, Mr. Zeeman was vested in 20% of our contributions at the end of 2015 because he joined Enova in October 2015. For the Enova 401(k), Mr. Zeeman was not vested in our contributions at the end of 2016. For the Enova SERP, Mr. DeCosmo was vested in 40% of our contributions at the end of 2016 because he joined Enova in January 2014. For the Enova 401(k), Mr. DeCosmo was vested in 40% of our contributions in conjunction with his deferrals in 2014 and was fully vested in our contributions for his deferrals made in 2015 and 2016. Mr. Clifton had more than five years of service, including service with Cash America, and was fully vested when he left Enova on August 5, 2016.

Severance Arrangements for Named Executive Officers

On November 13, 2014 in connection with our spin-off (Spin-Off) from Cash America, we entered into an Executive Change-in-Control Severance and Restrictive Covenant Agreement (CIC Agreements) with our executive officers, including Mr. Fisher, Mr. Chartier, Mr. Clifton and Mr. DeCosmo. Also, upon commencement of their employment, we entered into CIC Agreements with Mr. Cunningham and Mr. Zeeman. The term of each CIC Agreement will continue in effect through November 13, 2017, with an automatic one-year extension at the end of such term unless we or an executive officer provides notice not to extend the term on or before May 13, 2017. The Term will automatically be extended for subsequent one-year periods unless we or the executive officer provide notice not to extend the Term at least six months prior to the scheduled extension date. In addition, the Term will automatically be extended for two years following a Change-in-Control (as defined in the CIC Agreements).

The CIC Agreements provide our executive officers with severance payments and certain benefits in the event of his or her termination by us without Cause (as defined in the CIC Agreements) or by the relevant executive officers for Good Reason (as defined in the CIC Agreements) during the twelve months following a Change-in-Control (as defined in the CIC Agreements). Such payments and benefits include the following: (i) a lump sum payment equal to the executive officer’s unpaid base salary, accrued vacation pay and unreimbursed business expenses, as well as all certain other items earned by and owed to such executive officer through the termination date; (ii) a lump sum payment equal to the pro rata portion of the executive officer’s annual target bonus amount for the year in which the termination occurs; (iii) a lump sum payment equal to (A) for Mr. Fisher, two times the higher of (1) his base salary in effect at the termination date and (2) his base salary in effect on the date of the Change-in-Control and (B) for all other executive officers, one times the higher of (1) his or her base salary in effect at the termination date and (2) his or her base salary in effect on the date of the Change-in-Control; (iv) a lump sum amount equal to (A) for Mr. Fisher, two times the higher of (1) his annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to Mr. Fisher for the year preceding the year in which the termination occurs and (B) for all other executive officers, one times the higher of (1) his or her annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to such executive officer for the year preceding the year in which the termination occurs; (v) the immediate vesting of any outstanding cash-based long term incentive awards held by the executive officer, including a lump sum payment for any vested awards (the value of which to be determined after the termination date in accordance with the CIC Agreements); (vi) the immediate vesting and lapse of all restrictions on any outstanding stock-based awards held by the executive officer to the extent not already provided for in the related grant agreement(s); (vii) equivalent payment for continued medical coverage under our group health plan and/or under our supplemental executive medical expense reimbursement plan for the executive and the executive’s dependents for a period of twenty-four months for Mr. Fisher or twelve months for all other executive officers following the termination date in accordance with the terms of the relevant CIC Agreement; and (ix) up to $50,000 for Mr. Fisher or $25,000 for all other executive officers for reimbursement of amounts paid by the executive officer for reasonable outplacement services from an executive search firm to the extent such expenses are incurred as a direct result of the separation from service and within twenty-four months for Mr. Fisher or twelve months for all other executive officers after the termination date.

Additionally, the CIC Agreements contain certain restrictive covenants to which the executive officers are subject. These include confidentiality, non-disclosure, non-solicitation and non-competition provisions. The term of the non-competition provision applies during the term of the executive officer’s employment through the twenty-four-month period for Mr. Fisher or twelve-month period for all other executive officers following termination (the Subject Period). Such provision restricts the executive officer from competing with us or any of our subsidiaries or affiliates (including former subsidiaries or affiliates, which is collectively referred to as the Enterprise), by providing employment (other than to the Enterprise), management or consulting services, similar to those provided by the executive officer to the Enterprise with respect to any products or services similar to those offered or under development by the Company or any of its affiliates or subsidiaries anywhere within the Territory (as defined in the CIC Agreements) during the Subject Period.

In addition, we have adopted a severance pay plan for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control.

Incentive Compensation Recovery Policy

The 2014 LTIP contains a clawback provision that would allow us, in the event that there is a material restatement of our financial results, to (i) cancel part or all of the outstanding portion of any award, whether or not vested, and/or (ii) require a participant to repay an amount, satisfied in cash or in another form of consideration, such as shares of common stock as permitted by applicable law and as acceptable to the Compensation Committee, equal to all or any portion of the value of shares of common stock that have been issued and other payments that have been made to the participant pursuant to any award within the two years preceding the date on which we are required to prepare an accounting restatement, to the extent that such value or payment amount was based on the erroneous data and exceeded the value or amount that would have been paid to the participant under the accounting restatement. The 2014 LTIP also permits us, to the extent required to comply with applicable laws and/or any compensation recovery or clawback policy adopted by us after the date the 2014 LTIP was approved by our Stockholders, to unilaterally amend the clawback provision in the 2014 LTIP, with any such amendment binding on all participants.

The Senior Executive Bonus Plan also contains a clawback provision that would allow us to recoup certain compensation and awards paid to our officers in certain circumstances in the event that there is a material restatement of our financial results.

Deductibility of Executive Compensation

Our Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. This limitation does not apply to certain performance-based pay. Our Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our executive officers, including our named executive officers, and when from time to time qualitative strategic initiatives are agreed upon to supplement objective performance goals.

Stock Ownership Guidelines

Our Compensation Committee has established stock ownership guidelines that require ownership of our stock that is five times base salary for our chief executive officer, three times base salary for our other executive officers and two times the annual retainer for directors, subject to certain achievement timelines. Until the stock ownership guidelines are met, named executive officers and directors are required to retain 50% of any shares of stock they receive on a net after tax basis. Our executive officers and directors currently comply with the applicable stock ownership guidelines.

Restrictions on Pledges of our Securities and Certain Trading Practices

Among other things, our Insider Trading Policy does not permit any director or associate of the Company, including officers, to engage in short sales or trade in market options or any other kind of derivatives related to Company securities, hold the Company’s securities in a margin account or pledge Company securities as collateral for a loan or engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Management Development and Compensation Committee Report

As the Management Development and Compensation Committee of the board of directors of Enova International, Inc., we have reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommends to the Company’s board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this proxy statement.

David C. Habiger, Chair

Gregg A. Kaplan

Mark A. Tebbe

Executive Compensation

Summary Compensation Table

The following table and footnotes discuss the compensation of our named executive officers in 2016, 2015 and 2014.

Name and Principal Position	Year	Salary (1)	Bonus (1) (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (1) (5)	All Other Compensation (6)	Total
David Fisher	2016	$660,000	$288,000	$691,900	$286,000	$537,000	$155,185	$2,618,085
President and Chief Executive Officer	2015	671,631	—	—	540,207	165,000	184,388	1,561,226
(Principal Executive Officer)	2014	538,977	134,854	3,379,231	2,838,500	1,781,644	148,990	8,822,196
Steven Cunningham (7)	2016	$234,231	$223,402	$749,995	$—	$210,430	$37,618	$1,455,676
Executive Vice President—Chief Financial Officer
(Principal Financial Officer)
Greg Zeeman (7)	2016	$450,000	$292,000	$524,165	$216,666	$274,000	$83,737	$1,840,567
Executive Vice President—Chief Operating Officer	2015	95,192	200,000	599,993	599,997	—	14,174	1,509,356
Kirk Chartier (7)	2016	$336,154	$80,000	$156,200	$64,566	$180,000	$75,818	$892,737
Executive Vice President - Chief Marketing Officer
Joseph DeCosmo (7)	2016	$303,846	$81,000	$88,060	$36,400	$124,000	$52,483	$685,789
Vice President - Chief Analytics Officer
Robert S. Clifton	2016	$150,000	$—	$57,132	$23,616	$—	$23,150	$253,898
Former Vice President—Chief Accounting Officer	2015	295,315	—	—	—	—	54,958	350,273
(Former Principal Financial Officer)	2014	238,719	—	547,891	549,801	819,286	51,649	2,207,346

(1)	Portions of the amounts in these columns have been deferred under the Enova 401(k) plan or the Enova NQSP for certain of our named executive officers.
(2)

The amounts in this column include bonuses paid under the Discretionary Bonus Plan portion of the 2016 STI plan based on individual contributions during 2016 and paid in 2017. The amount in this column for Mr. Fisher for 2014 includes a discretionary bonus based on individual contributions during 2014 and paid in 2015. The amount in this column for Mr. Cunningham includes a $175,000 signing bonus received upon commencement of his employment during 2016 and paid in 2016. The amount in this column for Mr. Zeeman includes a $600,000 signing bonus received upon commencement of his employment during 2015, of which $200,000 was paid in 2015 and $200,000 was paid in 2016.

(3)

The amounts shown in this column reflect RSU grants made under the 2014 LTIP. The amounts shown in this column represent the grant date fair value in compliance with ASC 718. In accordance with ASC 718, the amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $6.29 for the 2016 amounts granted to Mr. Fisher, Mr. Zeeman, Mr. Chartier, Mr. DeCosmo and Mr. Clifton, $7.20 for the 2016 amount granted to Mr. Cunningham, $8.04 for the 2015 amount granted to Mr. Zeeman and $23.04 for the 2014 amounts granted to Mr. Fisher and Mr. Clifton.

(4)

The amounts shown in this column reflect stock option grants made under the 2014 LTIP. In accordance with ASC 718, the amounts in this column were calculated by multiplying the number of stock options granted by the fair market value based on the Black-Scholes method of valuation, which was $2.60 for the 2016 amounts, $7.93 for Mr. Fisher and $3.14 for Mr. Zeeman in 2015 and $8.11 for the 2014 amounts.

(5)

The 2016 amounts shown in this column reflect payments made under the Senior Executive Bonus Plan portion of the 2016 STI plan. See “Compensation Discussion and Analysis—2016 Compensation for Named Executive Officers—Short-Term Incentive Compensation.”

The 2015 amount shown in this column for Mr. Fisher reflects a payment made under the Discretionary Bonus Plan.

The 2014 amounts shown in this column reflect payments made based on 2014 performance and are detailed in the following table:

Name	2014 Actual STI Paid in 2015 (a)	Paid in 2014 Based on Acceleration under the Terms of Cash America Performance Units Granted in July 2012 (b)	Paid in 2014 Based on Acceleration under the Terms of Cash America Performance Units Granted in March 2013 (c)	Paid in 2014 Based on Acceleration under the Terms of Cash America Performance Units Granted in January 2014 (d)	Total
Mr. Fisher	$809,122	$—	$661,804	$310,718	$1,781,644
Mr. Clifton	191,000	325,379	209,243	93,664	819,286

(a)	Reflects cash awards earned in 2014 and paid in 2015 under the STI plan.
(b)

Reflects payments made in 2014 for the portion of the Cash America performance units granted in July 2012 that vested on November 13, 2014 (which is 66 2/3% of the number of performance units granted to each executive).

(c)

Reflects payments made in 2014 for the portion of the Cash America performance units granted in 2013 that vested on November 13, 2014 (which is 37.5% of the number of performance units granted to each executive).

(d)

Reflects payments made in 2014 for the portion of the Cash America performance units granted in 2013 that vested on November 13, 2014 (which is 12.5% of the number of performance units granted to each executive).

(6)	The 2016 amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by Enova	SERP Contributions by Enova (a)	401(k) Contributions by Enova	Perquisites, Personal Benefits and Other (b)	Total
Mr. Fisher	$21,654	86,625	$10,961	$35,945	$155,185
Mr. Cunningham	—	21,081	335	16,202	37,618
Mr. Zeeman	—	40,500	6,490	36,747	83,737
Mr. Chartier	—	33,895	11,536	30,387	75,818
Mr. DeCosmo	—	15,068	8,371	29,044	52,483
Mr. Clifton	—	—	5,744	17,406	23,150

(a)	Includes contributions made by Enova in 2017 that were earned in 2016.
(b)

Consists of premiums paid by the Company for supplemental health care and insurance benefits for all of the named executive officers and parking garage rental fees paid by the Company on behalf of Mr. Fisher and Mr. Zeeman. The amount of premiums paid for supplemental health care and insurance benefits for Mr. Fisher, Mr. Cunningham, Mr. Zeeman, Mr. Chartier, Mr. DeCosmo and Mr. Clifton were $30,127, $16,202, $30,387, $30,387, $29,039 and $17,406, respectively. None of the other individual amounts exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the applicable named executive officer.

(7)

No amounts are included for Mr. Cunningham, Mr. Chartier and Mr. DeCosmo for 2015 or 2014 as 2016 is the first year for which they were named executive officers. No amounts are included for Mr. Zeeman for 2014 as 2015 is the first year for which he was a named executive officer.

Explanatory Note Regarding Historical Cash America Compensation

Prior to the Spin-off, certain of our named executive officers were executive officers of the E-Commerce Division of Cash America. As a result, certain of the historical compensation of our named executive officers included in this “Executive Compensation” reflects the design and objectives of the executive compensation programs of Cash America that were overseen by the Management Development and Compensation Committee of Cash America. Certain of our named executive officers received incentive RSU grants and cash-based performance units awarded under the Cash America LTIP. Any of the cash-based performance units granted in 2013 and 2014 that were scheduled to vest within twelve months from the date of the Spin-Off vested on the effective date of the Spin-Off, with the vested value paid in cash. In addition, the cash-based performance unit awards that were granted to certain of our named executive officers in July 2012 that were scheduled to vest on January 1, 2015, which was their final vesting date, vested on the effective date of the Spin-off, with the vested value paid in cash.

Executive Agreements

Employment Letter Agreement with Mr. Cunningham

Pursuant to the terms of his offer letter, the material terms of Mr. Cunningham’s compensation include an annualized base salary of $435,000 and a short term discretionary performance bonus with a target value of 70% of his annual salary under the Company’s Senior Executive Bonus Plan and the Company’s Discretionary Bonus Plan. The bonus paid for 2016 performance was prorated as of Mr. Cunningham’s start date; provided, however that for purposes of calculating the bonus, Mr. Cunningham’s start date was deemed to be three months prior to his actual start date, and the amount of the bonus was to be not less than the target value, as prorated for Mr. Cunningham’s deemed start date. Mr. Cunningham was also eligible to receive an annual long-term incentive award in the form of restricted stock and stock options under the 2014 LTIP with a target value of 200% of his annual salary, subject to the discretion and approval of the board of directors of the Company, with the award granted in the first quarter of 2017 at the time other annual awards were made under the 2014 LTIP. Mr. Cunningham also received a new hire equity award valued at $750,000, which consisted of RSUs awarded under the 2014 LTIP. The RSU award vests in increments of 25% on the first four anniversaries of the award date, subject to the conditions of the 2014 LTIP.  Mr. Cunningham also received a cash sign-on bonus of $525,000, one-third of which was paid within 30 days of Mr. Cunningham’s start date and one-third of which will be paid on the first and second anniversaries of his start date. Repayment of the first installment of the cash sign-on bonus will be required if Mr. Cunningham separates from the Company voluntarily earlier than 12 months from the date of employment. Mr. Cunningham also participates in the Company’s customary health and welfare benefit programs available to other executive officers, and he has entered into a CIC Agreement.

Employment Letter Agreement with Mr. Zeeman

Pursuant to the terms of his offer letter, the material terms of Mr. Zeeman’s compensation included an annualized base salary of $450,000 and, beginning in 2016, a target cash bonus of 75% of his annual salary (under the Company’s Senior Executive Bonus Plan and Discretionary Bonus Plan). Also beginning in 2016, Mr. Zeeman was eligible to receive an annual long-term incentive award under the Company’s long-term incentive plan with a target value of 225% of his annual salary, with the same equity mix and vesting schedule as other annual award recipients and a minimum award value of $1,000,000 for the 2016 grant. Mr. Zeeman also received a new hire equity award valued at $1,200,000, consisting of 50% RSUs and 50% non-qualified stock options. The RSU award vests in increments of 25% on the first four anniversaries of the award date, and the stock options vest in increments of 33.33% on the first three anniversaries of the award date, subject to continued employment. Mr. Zeeman also received a cash sign-on bonus of $600,000, one-third of which was paid within 30 days of Mr. Zeeman’s start date and one-third of which will be paid on the first and second anniversaries of his start date. Repayment of the first installment of the cash sign-on bonus would have been required if Mr. Zeeman separated from the Company voluntarily earlier than 12 months from the date of employment. Mr. Zeeman also participates in the Company’s customary health and welfare benefits available to other executive officers, and he has entered into a CIC Agreement.

Grants of Plan-Based Awards

The following table provides information about the equity and non-equity plan-based awards made to our named executive officers under the 2014 LTIP and our STI plan during 2016.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (1)	Options (#) (1)	Awards ($/sh) (1)	Awards ($) (2)
David Fisher	2/23/2016 (3)	$247,500	$495,000	$990,000	—	—	—	—
	2/23/2016 (4)	—	$165,000	—	—	—	—	—
	2/23/2016 (5)	—	—	—	—	110,000	$6.29	$286,000
	2/23/2016 (6)	—	—	—	110,000	—	—	$691,900
Steven Cunningham	6/20/2016 (3)	$89,541	$179,081	$358,163	—	—	—	—
	6/20/2016 (4)	—	$76,125	—	—	—	—	—
	6/22/2016 (6)	—	—	—	104,166	—	—	$749,995
Greg Zeeman	2/23/2016 (3)	$126,563	$253,125	$506,250	—	—	—	—
	2/23/2016 (4)	—	$84,375	—	—	—	—	—
	2/23/2016 (5)	—	—	—	—	83,333	$6.29	$216,666
	2/23/2016 (6)	—	—	—	83,333	—	—	$524,165
Kirk Chartier	2/23/2016 (3)	$82,875	$165,750	$331,500	—	—	—	—
	2/23/2016 (4)	—	$55,250	—	—	—	—	—
	2/23/2016 (5)	—	—	—	—	24,833	$6.29	$64,566
	2/23/2016 (6)	—	—	—	24,833	—	—	$156,200
Joseph DeCosmo	2/23/2016 (3)	$57,188	$114,375	$228,750	—	—	—	—
	2/23/2016 (4)	—	$38,125	—	—	—	—	—
	2/23/2016 (5)	—	—	—	—	14,000	$6.29	$36,400
	2/23/2016 (6)	—	—	—	14,000	—	—	$88,060
Robert S. Clifton	2/23/2016 (3)	$54,375	$108,750	$217,500	—	—	—	—
	2/23/2016 (4)	—	$36,250	—	—	—	—	—
	2/23/2016 (5)	—	—	—	—	9,083	$6.29	$23,616
	2/23/2016 (6)	—	—	—	9,083	—	—	$57,132

(1)	Time-based RSU and stock option awards were made to executives under the 2014 LTIP.
(2)	The amount shown represents the grant date fair value computed in accordance with ASC 718 for RSU and stock option awards that were granted under the 2014 LTIP.
(3)

The amounts shown represent potential cash-based payments under our 2016 Senior Executive Bonus Plan for our named executive officers. See “Compensation Discussion and Analysis—2016 Compensation for Named Executive Officers—Short-Term Incentive Compensation” for additional information regarding our 2016 Senior Executive Bonus Plan.

(4)

The amounts shown represent potential cash-based payments under our 2016 Discretionary Bonus Plan for our named executive officers. See “Compensation Discussion and Analysis—2016 Compensation for Named Executive Officers—Short-Term Incentive Compensation” for additional information regarding our 2016 Discretionary Bonus Plan.

(5)

Represent grants of stock options made during 2016 under the 2014 LTIP. Stock options vest one-third on each anniversary of their respective grant dates, subject to continued employment of the participant.

(6)	Represent grants of RSUs made during 2016 under the 2014 LTIP. RSUs vest one-third on each anniversary of their respective grant dates, subject to continued employment of the participant.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on our named executive officers’ holdings of unvested RSUs and stock options as of December 31, 2016. All shares refer to shares of our common stock. Mr. Clifton left Enova on August 5, 2016 and all outstanding equity grants were forfeited as of that date

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
David Fisher
12/13/14 Grant	233,334	116,666	23.04	12/13/21	73,334	920,342
3/20/15 Grant	45,415	22,707	23.14	12/13/21	—	—
2/23/16 Grant	—	110,000	6.29	2/23/23	110,000	1,380,500
Steven Cunningham
6/22/16 Grant	—	—	—	—	104,166	1,307,283
Greg Zeeman
11/14/15 Grant	63,694	127,388	8.04	11/14/22	55,968	702,398
2/23/16 Grant	—	83,333	6.29	2/23/23	83,333	1,045,829
Kirk Chartier
12/13/14 Grant	46,184	23,091	23.04	12/13/21	12,150	152,483
2/23/16 Grant	—	24,833	6.29	2/23/23	24,833	311,654
Joseph DeCosmo
12/13/14 Grant	48,546	24,273	23.04	12/13/21	12,770	160,264
2/23/16 Grant	—	14,000	6.29	2/23/23	14,000	175,700

(1)

Represent grants of stock options made during 2014, 2015 and 2016 under the 2014 LTIP. Stock options vest one-third on each anniversary of their respective grant dates, subject to continued employment by the participant.

(2)

Represent grants of RSUs made during 2014, 2015 and 2016 under the 2014 LTIP. 2014, 2015, and Mr. Cunningham’s 2016 RSUs vest one-quarter on each anniversary of their respective grant dates, subject to continued employment by the participant, and all other 2016 RSUs vest one-third on each anniversary of their respective grants dates, subject to continued employment by the participant.

(3)	The market value of the unvested RSUs is based on the closing price of the Company’s common stock as of December 31, 2016, which was $12.55.

Option Exercises and Stock Vested

The following table provides information on the aggregate number of shares acquired in 2016 upon the vesting of time-based RSUs made under the 2014 LTIP in 2015 and 2014 and the value realized, before payment of any applicable withholding tax and broker commissions. No options were exercised in 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
David Fisher	36,667	$463,838
Steven Cunningham	—	—
Greg Zeeman	18,658	214,567
Kirk Chartier	6,075	76,849
Joseph DeCosmo	6,385	80,770
Robert S. Clifton	—	—

(1)

Includes Enova stock acquired under time-based RSUs granted under the 2014 LTIP to Mr. Fisher, Mr. Chartier and Mr. DeCosmo that vested on December 13, 2016 and to Mr. Zeeman that vested on November 14, 2016.

(2)	Value reflects the closing price of Enova common stock on the last trading day preceding the vesting date.

Nonqualified Deferred Compensation

The following table shows compensation deferred by each named executive officer under the Enova NQSP and the Enova SERP. Additional information about the Enova NQSP and the Enova SERP is included under “Compensation Discussion and Analysis—Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2016 (1)	Registrant Contributions in 2016 (2)	Aggregate Earnings in 2016 (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/2016 (4)(5)
David Fisher	Enova NQSP	$45,769	$21,654	$21,028	$—	$217,821
	Enova SERP	—	86,625	33,475	—	381,513
Steven Cunningham	Enova NQSP	—	—	—	—	—
	Enova SERP	—	21,081	—	—	21,081
Greg Zeeman	Enova NQSP	—	—	—	—	—
	Enova SERP	—	40,500	1,378	—	49,666
Kirk Chartier	Enova NQSP	—	—	—	—	—
	Enova SERP	—	35,961	9,903	—	117,014
Joseph DeCosmo	Enova NQSP	—	—	—	—	—
	Enova SERP	—	15,068	3,876	—	44,318
Robert S. Clifton	Enova NQSP	—	—	—	—	—
	Enova SERP	—	—	7,243	—	63,098

(1)

All executive contributions to the Enova NQSP described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2016.

(2)

All Company contributions to the Enova NQSP and the Enova SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2016. The contributions to the Enova SERP specified in this column reflect the contributions that were earned in 2016 and made in February 2017.

(3)

The amounts in this column, which are not included in the Summary Compensation Table, reflect the rate of return on hypothetical investments that each named executive officer has selected for his Enova NQSP and Enova SERP accounts from an array of investment options that may be changed by the participant in each plan at any time and that generally mirror the funds in the Enova 401(k) plan. The 2016 annual rates of return for the investment options available for all or most of the calendar year ended December 31, 2016, as reported by the record keeper of the plans, were as follows:

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
Artisan Mid Cap Inv	(0.89)	DFA US Small Cap I	23.53
Fidelity 500 Index Premium	11.92	Fidelity Total Bond	5.86
Harbor Capital Appreciation Adm.	(1.31)	Invesco Comstock A	17.83
Oakmark Equity & Income I	10.97	Oakmark International I	7.91
Stable Pooled Fund	0.83

(4)

Includes the 2016 Enova SERP contributions shown under the “Registrant Contributions in 2016” column that were made in February 2017 for the named executive officers that were employed as of December 31, 2016.

(5)

The vested portion of Mr. Fisher, Mr. Cunningham, Mr. Zeeman, Mr. Chartier and Mr. DeCosmo’s Enova SERP balances at December 31, 2016 were $228,908, $0, $9,933, $70,208, and $17,727, respectively. Mr. Fisher was fully vested in his Enova NQSP balance and Mr. Clifton was fully vested in his Enova SERP balance at December 31, 2016.

Potential Payments upon Termination or Change-in-Control

The following includes information regarding potential payments that could have been made to our named executive officers in connection with a termination or upon a change-in-control on December 31, 2016. We have entered into the CIC Agreements with our executive officers. We have also adopted a severance pay plan for executives that we may follow in the case of an involuntary termination. See “Compensation Discussion and Analysis—Severance Arrangements for Named Executive Officers” for additional information.

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

We have adopted a severance pay plan (the Severance Pay Plan) for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control. Under our Severance Pay Plan each of our named executive officers could have received severance pay or benefits if his or her employment was involuntarily terminated due to restructuring, job elimination or other circumstances that Enova determines warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agreed to a general release of Enova and its affiliates related to employment claims arising from the termination and a promise to comply with confidentiality and nonsolicitation provisions, the executive generally would have been be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Vice President	Senior Vice President	Executive Vice President	CEO
1 but less than 5	4 months	6 months	9 months	12 months
5 but less than 10	6 months	9 months	12 months	18 months
10 but less than 15	8 months	12 months	18 months	24 months
15 but less than 20	10 months	15 months	24 months	24 months
20 or more	12 months	18 months	24 months	24 months

In addition, each executive would have received:

•

Continued medical benefits for the shorter of the period set forth in the table above or the period during which the former executive is covered by COBRA, with our continuing to pay the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (Employer COBRA Premiums) and for the costs of supplemental health care benefits in excess of the amount current executives are required to pay (Employer Supplemental Executive Health Care Premiums); and

•	A lump sum equal to all accrued but unpaid vacation and paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: vested grants under the 2014 LTIP or any previous incentive plan and vested contributions and earnings under the Enova 401(k) plan, the Enova NQSP and the Enova SERP. In addition, if the named executive officer dies, his estate would receive payments under the group life insurance plan.

In all cases Enova has complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

The CIC Agreements with our named executive officers specify the payments that they are to receive if they are terminated in connection with or during a specified period following a change-in-control. See “Compensation Discussion and Analysis—Severance Arrangements for Named Executive Officers.”

Executive CIC Agreements.

The CIC Agreement with Mr. Fisher provided that if, within 12 months after a “change-in-control” of Enova, Enova terminated Mr. Fisher without cause or if Mr. Fisher voluntarily terminated his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then Mr. Fisher would have been entitled to:

•	earned and unpaid salary;
•

a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid vacation and paid time off;
•	a lump sum equal to two times the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;
•

a lump sum equal to two times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

•

immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•	continued medical and health care benefits for 24 months, consisting of Employer COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Employer

COBRA Premium and (ii) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and
•	executive placement services from an executive search/placement firm of up to $50,000.

The CIC Agreement with named executive officers other than Mr. Fisher provided that if, within 12 months after a “change-in-control” of Enova, Enova terminated the executive without cause or if the executive voluntarily terminated his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive would have been entitled to:

•	earned and unpaid salary;
•

a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid vacation and paid time off;
•	a lump sum equal to the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;
•	a lump sum equal to the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;
•

immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•

continued medical and health care benefits for 12 months, consisting of Employer COBRA Premiums to be paid over a 12-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 12 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and

•	executive placement services from an executive search/placement firm of up to $25,000.

Certain payments under the CIC Agreements will be delayed for six months if required by Section 409A of the Code. In addition, the CIC Agreements provide that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Accelerated Vesting of Awards under the Enova Long-Term Incentive Plan.

The agreements relating to the RSUs and stock options granted under the 2014 LTIP provide that the vesting and payment of RSUs and stock options would be accelerated if there is a change-in-control.

Accelerated Vesting under the Enova SERP and the Enova NQSP.

The Enova SERP provides that the vesting under the Enova SERP would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. The Enova NQSP provides that the vesting of the unvested portion of Enova’s matching amounts contributed to a named executive officer’s Enova NQSP account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of death or disability or of his job being abolished.

Change-in-Control Definitions.

The CIC Agreement with Mr. Fisher, the CIC Agreements with our other executive officers, the RSU awards and stock option awards granted to our named executive officers under the 2014 LTIP, the Enova SERP and the Enova NQSP each provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Enova stock that, together with all other Enova’s stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of Enova stock;

•	if, during any 12-month period, any person or group acquires ownership of Enova stock with at least 30% of the total voting power;
•	if, during any 12-month period, a majority of the Enova directors at the beginning of such period are replaced, other than in specific circumstances; or
•

if, during any 12-month period, any person or group acquires assets of Enova with an aggregate fair market value of at least 40% of the fair market value of all of Enova’s gross assets immediately prior to such acquisition or acquisitions.

Distribution of Nonqualified Deferred Compensation

Our named executive officers are entitled to receive the vested amounts in their accounts under the Enova NQSP and the Enova SERP if their employment with us terminates. The last column in the Nonqualified Deferred Compensation Table reports each named executive officer’s aggregate balance at December 31, 2016 under each plan. Mr. Chartier, Mr. Cunningham, Mr. DeCosmo, Mr. Fisher and Mr. Zeeman were vested in 60%, 0%, 40%, 60% and 20%, respectively, in each of their Enova SERP balances at December 31, 2016. All of our named executive officers who had balances in the Enova NQSP at December 31, 2016 were fully vested. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers, under our contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2016 termination date and, where applicable, using the closing price of our common stock of $12.55 (as reported on the NYSE as of December 31, 2016), and assuming that the applicable named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year-end to receive benefits relating to the year. As of December 31, 2016, each executive had received all of the base salary earned during 2016.

David Fisher

	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$660,000	(1)	$2,640,000	(2)
Short-term incentive compensation	—		—		660,000	(3)
Accelerated vesting of Restricted Unit Awards	—		—		2,989,442	(4)
Accelerated vesting of SERP balance	—		—		152,605	(5)
Continued health benefits	—		40,479	(6)	80,957	(7)
Accrued & unused paid time off	66,000	(8)(9)	66,000	(8)	66,000	(8)
Outplacement benefits	—		—		50,000
Total	$66,000		$766,479		$6,639,004

(1)

Includes twelve months’ base salary payable over a twelve-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Fisher was President and Chief Executive Officer as of December 31, 2016.

(2)

This amount is (a) two times Mr. Fisher’s base salary as of December 31, 2016 and (b) two times his target STI award that would be payable under the terms of the CIC Agreement with Mr. Fisher. To be paid as a lump sum.

(3)	This amount is the target award under the 2016 STI plan that would be payable under the terms of the CIC Agreement with Mr. Fisher.
(4)

This is the intrinsic value as of December 31, 2016 of (a) 73,334 RSUs granted to Mr. Fisher during 2015, (b) 110,000 RSUs granted to Mr. Fisher during 2016, (c) 116,666 stock options granted to Mr. Fisher during 2014, (d) 45,414 stock options granted to Mr. Fisher during 2015 and (e) 110,000 stock options granted to Mr. Fisher during 2016, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2016.

(5)	Represents the unvested portion of Mr. Fisher’s Enova SERP balance at December 31, 2016.
(6)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(7)

Consists of Employer COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum.

(8)	Calculated based on Mr. Fisher’s salary at December 31, 2016. Assumes none of Mr. Fisher’s 208 hours of accrued paid time off available for the 2016 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. Fisher is employed, requires payment of accrued and unused vacation.

Steven Cunningham

	Retirement, Death or Disability		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$598,962	(1)
Short-term incentive compensation	—		513,962	(2)
Accelerated vesting of Restricted Unit Awards	—		1,307,283	(3)
Accelerated vesting of SERP balance	—		21,081	(4)
Accrued & unused paid time off	14,639	(5)(6)	14,639	(6)
Outplacement benefits	—		25,000
Total	$14,639		$2,480,927

(1)

This amount is (a) Mr. Cunningham’s prorated base salary as of December 31, 2016 and (b) his target STI award that would be payable under the terms of the CIC Agreement. Mr. Cunningham was Chief Financial Officer as of December 31, 2016. To be paid as a lump sum.

(2)

This amount is (a) the prorated target award under the 2016 STI plan and (b) the unpaid portion of Mr. Cunningham’s cash sign-on bonus that would be payable under the terms of the CIC Agreement with Mr. Cunningham.

(3)	This is the intrinsic value as of December 31, 2016 of 104,166 RSUs granted to Mr. Cunningham during 2016, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2016.
(4)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(5)	Calculated based on Mr. Cunningham’s salary at December 31, 2016. Assumes none of Mr. Cunningham’s 70 hours of accrued paid time off available for the 2016 year had been used.
(6)	Under certain circumstances, Illinois, the state where Mr. Cunningham is employed, requires payment of accrued and unused vacation.

Greg Zeeman

	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$337,500	(1)	$787,500	(2)
Short-term incentive compensation	—		—		537,500	(3)
Accelerated vesting of Restricted Unit Awards	—		—		2,844,413	(4)
Accelerated vesting of SERP balance	—		—		39,733	(5)
Continued health benefits	—		22,916	(6)	30,554	(7)
Accrued & unused paid time off	36,346	(8)(9)	36,346	(8)	36,346	(8)
Outplacement benefits	—		—		25,000
Total	$36,346		$396,762		$4,301,046

(1)

Includes nine months’ base salary payable over a nine-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Zeeman was Executive Vice President—Chief Operating Officer as of December 31, 2016.

(2)	This amount is (a) Mr. Zeeman’s base salary as of December 31, 2016 and (b) his target STI award that would be payable under the terms of the CIC Agreement. To be paid as a lump sum.
(3)	This amount is (a) the target award under the 2016 STI plan and (b) the unpaid portion of Mr. Zeeman’s cash sign-on bonus that would be payable under the terms of the CIC Agreement with Mr. Zeeman.
(4)

This is the intrinsic value as of December 31, 2016 of (a) 55,968 RSUs granted to Mr. Zeeman during 2015, (b) 83,333 RSUs granted to Mr. Zeeman during 2016, (c) 127,388 stock options granted to Mr. Zeeman during 2015 and (d) 83,333 stock options granted to Mr. Zeeman during 2016, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2016.

(5)	Represents the unvested portion of Mr. Zeeman’s Enova SERP balance at December 31, 2016.
(6)	Consists of Employer COBRA Premiums to be paid over a nine-month period and Employer Supplemental Executive Health Care Premiums to be paid over a nine-month period.
(7)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(8)	Calculated based on Mr. Zeeman’s salary at December 31, 2016. Assumes none of Mr. Zeeman’s 168 hours of accrued paid time off available for the 2016 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. Zeeman is employed, requires payment of accrued and unused vacation.

Kirk Chartier

	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$255,000	(1)	$558,500	(2)
Short-term incentive compensation	—		—		218,500	(3)
Accelerated vesting of Restricted Unit Awards	—		—		619,592	(4)
Accelerated vesting of SERP balance	—		—		46,806	(5)
Continued health benefits	—		22,916	(6)	30,554	(7)
Accrued & unused paid time off	34,000	(8)(9)	34,000	(8)	34,000	(8)
Outplacement benefits	—		—		25,000
Total	$34,000		$311,916		$1,532,952

(1)

Includes nine months’ base salary payable over a nine-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Chartier was Executive Vice President—Chief Marketing Officer as of December 31, 2016.

(2)	This amount is (a) Mr. Chartier’s base salary as of December 31, 2016 and (b) his target STI award that would be payable under the terms of the CIC Agreement. To be paid as a lump sum.
(3)	This amount is the target award under the 2016 STI plan that would be payable under the terms of the CIC Agreement with Mr. Chartier.

(4)

This is the intrinsic value as of December 31, 2016 of (a) 12,150 RSUs granted to Mr. Chartier during 2014, (b) 24,833 RSUs granted to Mr. Chartier during 2016, (c) 23,091 stock options granted to Mr. Chartier during 2014 and (d) 24,833 stock options granted to Mr. Chartier during 2016, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2016.

(5)	Represents the unvested portion of Mr. Zeeman’s Enova SERP balance at December 31, 2016.
(6)	Consists of Employer COBRA Premiums to be paid over a nine-month period and Employer Supplemental Executive Health Care Premiums to be paid over a nine-month period.
(7)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(8)	Calculated based on Mr. Chartier’s salary at December 31, 2016. Assumes none of Mr. Chartier’s 208 hours of accrued paid time off available for the 2016 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. Chartier is employed, requires payment of accrued and unused vacation.

Joseph DeCosmo

	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$101,667	(1)	$456,923	(2)
Short-term incentive compensation	—		—		151,923	(3)
Accelerated vesting of Restricted Unit Awards	—		—		423,604	(4)
Accelerated vesting of SERP balance	—		—		26,591	(5)
Continued health benefits	—		4,555	(6)	13,666	(7)
Accrued & unused paid time off	24,635	(8)(9)	24,635	(8)	24,635	(8)
Outplacement benefits	—		—		25,000
Total	$24,635		$130,857		$1,122,342

(1)

Includes four months’ base salary payable over a four-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. DeCosmo was Vice President—Chief Analytics Officer as of December 31, 2016.

(2)	This amount is (a) Mr. DeCosmo’s base salary as of December 31, 2016 and (b) his target STI award that would be payable under the terms of the CIC Agreement. To be paid as a lump sum.
(3)	This amount is the target award under the 2016 STI plan that would be payable under the terms of the CIC Agreement with Mr. DeCosmo.
(4)

This is the intrinsic value as of December 31, 2016 of (a) 12,770 RSUs granted to Mr. DeCosmo during 2014, (b) 14,000 RSUs granted to Mr. DeCosmo during 2016, (c) 24,273 stock options granted to Mr. DeCosmo during 2014 and (d) 14,000 stock options granted to Mr. DeCosmo during 2016, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2016.

(5)	Represents the unvested portion of Mr. DeCosmo’s Enova SERP balance at December 31, 2016.
(6)	Consists of Employer COBRA Premiums to be paid over a four-month period and Employer Supplemental Executive Health Care Premiums to be paid over a four-month period.
(7)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.

(8)	Calculated based on Mr. DeCosmo’s salary at December 31, 2016. Assumes none of Mr. DeCosmo’s 168 hours of accrued paid time off available for the 2016 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. DeCosmo is employed, requires payment of accrued and unused vacation.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 on our compensation plans under which equity securities are authorized for issuance. The table does not reflect issuances made during 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,946,113	$9.69	3,171,604
Equity compensation plans not approved by security holders	—	—	—
Total	2,946,113	$9.69	3,171,604

Audit Committee Report

The Audit Committee (the Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of four independent directors (as defined by the NYSE Listing Rules), met eight times in 2016 and operates under a written charter adopted by the Board in November 2016, which is available on the Committee Charters page of our website at www.enova.com. As provided in the Charter, the Committee’s responsibilities include overseeing the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors and the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2016 with management, including a discussion of the quality and the acceptability of our financial reporting and controls as of and for the year ended December 31, 2016.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

The Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal audit manager and the internal audit team and our independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit manager and internal audit team and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal audit manager and internal audit team, our independent registered public accounting firm and Company management at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2017 fiscal year.

William M. Goodyear, Chairman

Ellen Carnahan

James A. Gray

Mark P. McGowan

Audit and Non-Audit Fees

The following fees were billed for professional audit services and other services rendered to Enova by PricewaterhouseCoopers LLP for 2016 and 2015:

	2016	2015
Audit fees (1)	$1,306,763	$1,578,770
Audit-related fees (2)	60,000	—
Tax fees	—	—
All other fees (3)	3,924	3,924
Total	$1,370,687	$1,582,694

(1)

Audit fees consist of fees billed for professional services rendered for the audit of Enova’s consolidated financial statements included in Enova’s Annual Report on Form 10-K and for the review of the financial statements included in Enova’s Quarterly Reports on Form 10-Q, as well as services that generally only Enova’s independent registered public accounting firm can reasonably provide, including services rendered in connection with SEC filings.

(2)	Audit-related fees consist of services provided in connection with our 2016-1 Securitization Facility.
(3)	Other fees consist of amounts paid for technical publications and subscriptions.

Our Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us (except for items exempt from pre-approval requirements under applicable laws and rules). Our Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that have been approved. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular audit committee meetings. If the Chair of the Audit Committee so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting. Our Audit Committee approved all of the audit and non-audit services and related fees for 2016 in accordance with the policy set forth above.

The Audit Committee determined that the level of PricewaterhouseCoopers LLP’s fees for providing audit-related services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Certain Relationships and Related Transactions

Related Party Transactions

A current officer of the Company has an ongoing ownership interest in the small business from which the Company acquired certain assets and assumed certain liabilities in June 2015. In the normal course of business, the Company attains certain customer relationships from the small business by entering into transactions with the customers to obtain additional receivables purchase agreement (RPA) financing. In these transactions, the Company satisfies the customer’s existing RPA balance with the small business which terminates such customer’s responsibilities to the small business. During the years ended December 31, 2016 and 2015, the Company paid $0.4 million and $7.7 million, respectively, to the small business to satisfy customers’ existing RPA balances. Pursuant to the acquisition, a subsidiary of the Company issued a promissory note to the small business in the amount of $3.0 million (the Promissory Note) and granted the company an opportunity to earn certain contingent purchase consideration, both of which are guaranteed by the Company. The Promissory Note accrues interest at a rate of 4.0% per annum and will mature on June 23, 2018. The Company incurred interest expense related to the Promissory Note of $0.1 million in each of the years ended December 31, 2016 and 2015. In addition, as a condition precedent to the acquisition, a subsidiary of the Company executed a Transition Services Agreement with the small business from which the Company acquired certain assets whereby it agreed to provide certain transition services to the business for three years following the acquisition. During the years ended December 31, 2016 and 2015, the Company was paid $34 thousand and $0.1 million, respectively for such services. The subsidiary of the Company also entered into a short-term employee leasing agreement whereby it leased employees at cost from the small business until such employees could be formally hired, under which the Company paid a total of $0.2 million during the year ended December 31, 2015; no additional payments will be made under this agreement.

Prior to the Spin-off, the Company paid Cash America compensation for loans made to or arranged for customers who were referred from Cash America. The Company paid $1.2 million for the year ended December 31, 2014, pursuant to this arrangement. In addition, the Company administered the consumer loan underwriting model utilized by Cash America’s Retail Services Division in exchange for the reimbursement of the Company’s direct third-party costs incurred in providing the service. The Company received $0.6 million for the year ended December 31, 2014 pursuant to this arrangement. The Company and Cash America entered into a new agreement in conjunction with the Spin-off for the Company to continue providing this service. The Company received $1.0 million and $1.2 million for the years ended December 31, 2016 and 2015, respectively, pursuant to this agreement.

Procedures for Approval of Related Person Transactions

Our written related person transaction policy governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% stockholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director, partner, principal or 5% stockholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions, or series of transactions, that involve (i) compensation arrangements of any executive officer, if such arrangements have been approved by the Board or one of its committees, (ii) less than $60,000, (iii) rates or charges that are determined by competitive bids, (iv) the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (v) services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The policy also does not cover transactions, or series of transactions, that arise solely from the ownership of a class of our equity securities if all holders of that class of our equity securities received the same benefit on a pro rata basis.

The Nominating and Corporate Governance Committee, or another committee of the Board comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board concerning such related person transaction and the full Board will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or herself or any of his or her affiliates or family members. In addition, if stockholder approval is required under the NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek stockholder approval for such transaction.

If it is impractical or undesirable to wait until a committee or Board meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he or she, a family member or an affiliate of his or hers is a party to the transaction. Such approval shall be reported to the Board at its next regularly scheduled meeting.

PROPOSAL 2 ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation, but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement.

Executive compensation is an important issue for our Stockholders. As described in Compensation Discussion and Analysis, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted an executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. Our Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and stockholders’ interests.

We urge you to read the Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or the Compensation Committee. Because we highly value the opinions of our Stockholders, however, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2017 fiscal year. PricewaterhouseCoopers LLP has confirmed to the Audit Committee that they are independent accountants with respect to us.

Our Board submits the Audit Committee’s appointment of our independent auditor for ratification by Stockholders at each annual meeting. Representatives of PricewaterhouseCoopers LLP will be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2017 fiscal year, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

175 WEST JACKSON BLVD. CHICAGO, ILLINOIS 60604

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

 VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2017. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time on May 18, 2017 in order to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24659-P89679                 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

ENOVA INTERNATIONAL INC.
The Board of Directors of Enova International, Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company.

1.Election of Directors (term expires 2018)
Nominees	For	Withhold	Abstain		Nominees:	For	Withhold	Abstain
1a. Ellen Carnahan	☐	☐	☐		1f. David C. Habiger	☐	☐	☐
1b. Daniel R. Feehan	☐	☐	☐		1g. Gregg A. Kaplan	☐	☐	☐
1c. David Fisher	☐	☐	☐		1h. Mark P. McGowan	☐	☐	☐
1d. William M. Goodyear	☐	☐	☐		1i. Mark A. Tebbe	☐	☐	☐
1e. James A. Gray	☐	☐	☐

							For	Against	Abstain
2.Advisory vote to approve named executive officer compensation.							☐	☐	☐

3.The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s 2017 fiscal year.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.			☐ Yes	☐ No

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

			Date					Date
Signature [PLEASE SIGN WITHIN BOX]					Signature (Joint Owners)

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Reminder: Electronic Voting is also available.

You may vote these shares by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the Company money.

Just follow the instructions on your Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 19, 2017:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E24659-P89679

ENOVA INTERNATIONAL, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Fisher and Lisa M. Young, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Enova International, Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Enova International, Inc., to be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 22nd floor, on May 19, 2017 at 9:30 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Enova International, Inc. and the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)

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